Exhibit 10.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been marked ******** and have been filed separately with the Commission.

License and Co-Development Agreement

By and Between

Cell Therapeutics, Inc.,

Cell Therapeutics Europe S.r.l.

and

Novartis International Pharmaceutical Ltd.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	LICENSES; ASSIGNMENT	13
3.	GOVERNANCE	16
4.	DISCLOSURE OF LICENSOR KNOW-HOW AND COOPERATION	19
5.	DEVELOPMENT	19
6.	COMMERCIALIZATION; MANUFACTURING AND SUPPLY; PHARMACOVIGILANCE	23
7.	CO-DETAILING OPTION	25
8.	FINANCIAL PROVISIONS	27
9.	REPORTS AND PAYMENT TERMS	31
10.	INTELLECTUAL PROPERTY RIGHTS	33
11.	NON-COMPETITION	37
12.	CONFIDENTIALITY	38
13.	TERM AND TERMINATION	40
14.	EFFECT OF TERMINATION	41
15.	REPRESENTATIONS, WARRANTIES AND COVENANTS	43
16.	INDEMNIFICATION; LIABILITY	50
17.	PUBLICATIONS AND PUBLICITY	52
18.	GENERAL PROVISIONS	53

SCHEDULE A-1	–	COMPOUND - ********
SCHEDULE A-2	–	COMPOUND - ********
SCHEDULE B	–	LICENSOR PATENTS
SCHEDULE C	–	OUTLINE OF DEVELOPMENT PLAN
SCHEDULE D	–	MAJOR PHARMACEUTICAL COMPANIES
SCHEDULE E	–	STRUCTURE OF PIXANTRONE
SCHEDULE F	–	FORM OF ASSIGNMENT OF LICENSOR TRADEMARKS
SCHEDULE G-1	–	TERM SHEET FOR PIXANTRONE OPTION
SCHEDULE G-2	–	TERM SHEET FOR PIXANTRONE OPTION
SCHEDULE H	–	MANUFACTURING AND SUPPLY AGREEMENT KEY TERMS AND PRINCIPLES
SCHEDULE I	–	SAMPLE INVOICE
SCHEDULE J	–	THIRD PARTY AGREEMENTS
SCHEDULE K	–	LICENSOR PATENTS (PIXANTRONE)
SCHEDULE L	–	THIRD PARTY EXPERT PROCEDURES

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

i

LICENSE AND CO-DEVELOPMENT AGREEMENT

This AGREEMENT is made as of the 15th day of September, 2006 (the “Execution Date”), by and between Novartis International Pharmaceutical Ltd., a limited company organized and existing under the laws of Bermuda (“Novartis”); Cell Therapeutics, Inc., a corporation organized and existing under the laws of the State of Washington (“CTI”); and Cell Therapeutics Europe S.r.l., a corporation organized and existing under the laws of Italy (“CTI Europe” and, together with CTI, “Licensor”). Novartis and Licensor are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Licensor owns or Controls the Licensor Patents and Licensor Know-How (each as defined below) relating to the Product (as defined below); and

WHEREAS, Novartis wishes to obtain, and Licensor wishes to grant, an exclusive license to the Product on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Acceptable Label” means, for a specific indication (such as, for the first line treatment of non small cell lung cancer in women), that the Product has been granted Regulatory Approval in the appropriate jurisdiction for such specific indication by achieving its primary survival end point in the corresponding pivotal study(ies) and which primary survival end point for the Product was more favorable (with a difference which was statistically significant) than for the control arm in such pivotal study(ies).

“Accounting Standards” means, with respect to Licensor, US GAAP (United States Generally Accepted Accounting Principles) and, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout such Party’s organization.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alliance Manager” shall have the meaning set forth in Section 3.1.

“April 30 License Agreement” means the License Agreement dated April 30, 1998 between the April 30 Licensors and PG-TXL Company, L.L.C., a Delaware limited liability company.

“April 30 Licensors” means, collectively, Chun Li, Ph.D., Sidney Wallace, M.D., David J Yang, Ph.D. and Dong Fang Yu, M.S.

“Bankruptcy” means, with respect to either Party, (a) such Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereinafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; (b) an involuntary case or other proceeding shall be commenced against such Party seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereinafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; (c) a decree or order for relief shall be entered against such Party under any bankruptcy, insolvency, or other similar law as now or hereafter in effect; or (d) the failure to pay its debts as they come due by, or the admission in writing of the inability to pay its debts as they become due by, such Party. In the case of Licensor, for purposes of this definition, Party shall include CTI and each Subsidiary thereof.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Change of Control” means any of the following events: (a) any Person (or group of Persons acting in concert) becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of more than forty percent (40%) of the total voting power of the stock then outstanding of CTI normally entitled to vote in elections of directors; (b) any Person shall succeed in having sufficient of its nominees (who are not supported by a majority of the then current Board of Directors of CTI) elected to the Board of Directors of CTI such that such nominees, when added to any existing directors remaining on the Board of Directors of CTI after such election who are Affiliates of or acting in concert with any such Person, shall constitute a majority of the Board of Directors of CTI; (c) CTI consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into CTI, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of CTI preceding such consolidation or merger; or (d) CTI conveys, transfers or leases all or substantially all of its assets to any Person.

“Chugai Agreement” means the License Agreement dated October 19, 2001 between CTI Technologies, Inc. and Chugai Pharmaceutical Co. Ltd.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

“Co-Detail” is a term of art as used in this Agreement, and notwithstanding any more general meaning of the word “detail” in common parlance in the pharmaceutical industry or the definition of the word “Detail” in this Agreement, “Co-Detail” for purposes of this Agreement means the activities of Novartis and CTI or their Affiliates in regard to Detail ******** activities with respect to the Product.

“Co-Detailing Agreement” shall have the meaning set forth in Section 7.1(a).

“Co-Detailing Option” means the option described in Section 7.

“Co-Detailing Period” means the period, if any, commencing upon the execution of the Co-Detailing Agreement and continuing until the earlier to occur of (i) ten (10) years thereafter or (ii) the expiration of the last to expire Valid Claim of the Licensor Patent Rights claiming the composition of matter of the Product or the use for which the Product is being sold in the United States.

“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell Product and/or conduct other Commercialization, and “Commercialization” means commercialization activities relating to Product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling Product.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party hereunder, efforts and resources comparable to those used by such Party for a compound or product with similar market or commercial prospects at a similar stage in the product life cycle, taking into account the stage and risk of Development or Commercialization of the compound or product, the cost effectiveness of efforts or resources while optimizing profitability, the competitiveness of alternative compounds or products that are or are expected to be in the marketplace, the scope and duration of Patent rights or other property rights related to the compound or product, the profitability of the compound or product and alternative products or other relevant commercial factors.

“Competing Product” means any competing product, other than the Product, containing ******** as an active ingredient, which product has received Regulatory Approval in a given country ********.

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

“Compound” means any of (i) ********, which has the structure set forth on Schedule A-1, and its prodrugs and metabolites, (ii) ********, which has the structure set forth on Schedule A-2, and the prodrugs and metabolites of ********, and (iii) the acids, bases, isomers, enantiomers, esters, salts, hydrates, solvates and polymorphs of any of the foregoing.

“Confidential Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form.

“Confidentiality Agreement” means that certain Confidential Disclosure Agreement dated October 17, 2001 by and between CTI and Novartis Pharmaceuticals Corporation.

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know-How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“CPI” means the consumer price index industry data figure (CPI All Items Urban, series ID CUUR0000SAO) as published by the Bureau of Labor Statistics of the U.S. Department of Labor (web address: www.bls.gov).

“CTI Personnel” shall have the meaning set forth in Section 7.2.

“CTI Sales Force” shall have the meaning set forth in Section 7.2.

“Detail” means face-to-face discussions with physicians and other health care practitioners who are permitted under applicable laws to prescribe the Product, for the purpose of promoting the Product to such physicians or practitioners.

“Develop” or “Development” means drug development activities, including, without limitation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of NDAs and MAAs.

“Development Budget” means the budget for the Development activities to be undertaken by the Parties under the Development Plan, which Development Budget shall be included in the Development Plan.

“Development Costs” means, with respect to the Compound and/or Product, reasonable expenses and other costs, including regulatory expenses, incurred by or on behalf of a Party in connection with clinical trials in the Development of the Compound and/or Product in accordance with the approved Development Plan and Development Budget, including, without limitation, the costs of clinical trials, the preparation, collation and/or

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The omitted portion has been filed separately with the Commission.

validation of data from such clinical trials and the preparation of medical writing and publishing; provided that Development Costs shall include the cost of Phase IIIB Clinical Trials and Phase IV Clinical Trials only if they are intended (or are subsequently used) to support expanded labeling for such Product, or to satisfy requirements imposed by Regulatory Authorities in connection with Regulatory Approvals for such Product (including, by way of example, to support conditional approvals). Without limitation of the generality of the foregoing, Development Costs shall include:

(a) all Out-of-Pocket Costs incurred by the Parties or their Affiliates;

(b) the direct and indirect costs of internal scientific, medical or technical personnel (including personnel expense, travel expenses and infrastructure costs but for the avoidance of doubt, not including the costs of managerial, financial, legal or business development personnel) engaged in such efforts;

(c) the cost of clinical supply, costs for such efforts as agreed, including without limitation (i) costs of clinical supplies, (ii) expenses incurred to purchase and/or package comparator drugs, and (iii) costs and expenses of disposal of clinical samples; and

(d) the costs of Regulatory Filings and of consultation and pre-submission meetings with Regulatory Authorities, to the extent such costs are to be considered Development Costs in accordance with the Development Plan.

“Development Plan” means the Development plan setting out the activities to be undertaken by the Parties in connection with the Development of the Compound and/or Product in the Territory, and the allocation of responsibilities between the Parties; provided that such allocation of responsibilities shall be consistent with Section 5. Attached hereto as Schedule C is a preliminary outline of the initial Development Plan.

“Development Rights” shall have the meaning set forth in Section 5.2(b).

“Development Rights Exercise Period” shall have the meaning set forth in Section 5.2(c).

“Effective Date” means the date this Agreement enters into effect as determined in accordance with Section 18.15.

“EMEA” means the European Medicines Agency and any successor agency thereto.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“Execution Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Existing Third Party License Agreements” means, collectively, (i) the PG-TXL License Agreement, (ii) the April 30 License Agreement, (iii) an Assignment dated February 1, 1999 from the April 30 Licensors to PG-TXL relating to US Patent, Serial

No. 08/815,104, (iv) an Assignment dated February 1, 1999 from the April 30 Licensors to PG-TXL relating to US Patent, Serial No. 09/050,662, (v) the letter dated March 11, 1997, from Charles B. Mullins, M.D., on behalf of The University of Texas System, to John Mendelsohn, M.D., on behalf of The University of Texas M.D. Anderson Cancer Center and (vi) the letter dated July 26, 1999 from John Mendelsohn, M.D., on behalf of The University of Texas M.D. Anderson Cancer Center, to the April 30 Licensors.

“Field” means all fields of use, including the treatment, prophylaxis and/or diagnosis of any and all human or animal diseases or conditions.

“First Line” means use of the Product as the initial treatment for a given condition or indication.

“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

“First Commercial Sale” means, with respect to a Product, the first arm’s length sale to a Third Party for use or consumption of any such Product in a country after receipt of Product Approval in such country or, if no Regulatory Approval is required, the date upon which such Product is first Launched in such country.

“FTE” means the equivalent of one (1) qualified person devoting a number of hours equivalent to that of a full time employee, as determined in accordance with the applicable Party’s customary procedures, but, in any event, excluding general managerial activities spent in managing such Party’s business, but no less than ********.

“FTE (Detailing)” means one (1) FTE sales representative having the requisite skills and devoted to Detailing the Product in accordance with the Co-Detailing Agreement. In addition, with regard to FTEs (Detailing) who Detail a Product for CTI, such FTEs (Detailing) must primarily Detail the Product and must not at the same time Detail a product which would be considered by doctors as a replacement for the Product. For the avoidance of doubt, FTE (Detailing) shall exclude any managerial activities.

“FTE (********)” means one (1) FTE ******** having the requisite skills and devoted to ******** activities related to the Product in accordance with the Co-Detailing Agreement. For the avoidance of doubt, FTE (********) shall exclude any managerial activities.

“FTE Rate (Detailing)” means the actual cost of one (1) FTE (Detailing), not to exceed ********. For the avoidance of doubt, FTE Rate (Detailing) shall include reasonable day-to-day business-related travel expenses, but shall exclude all travel expenses related to training.

“FTE Rate (********)” means the actual cost of one FTE (********). For the avoidance of doubt, FTE Rate (********) shall include reasonable day-to-day business-related travel expenses, but shall exclude all travel expenses related to training.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

“HSR Filing Date” shall have the meaning set forth in Section 18.15.

“IND” means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of Products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Joint Development Committee” or “JDC” means the committee established as set forth in Section 3.4.

“Invention” shall have the meaning set forth in Section 10.1(a).

“Joint Invention” shall have the meaning set forth in Section 10.1(b).

“Joint Patents” means Patents claiming any Joint Invention.

“Joint Steering Committee” or “JSC” means the committee established as set forth in Section 3.2.

“Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions, products or their manufacture, Development, registration, use or Commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the Development, manufacture, use or Commercialization of and/or which may be useful in studying, testing, Development, production or formulation of products, or intermediates for the synthesis thereof.

“Launch” means, with respect to any country, the first date of commercial sale of a Product to Third Parties in such country in such quantities as are customarily required for the general introduction of a pharmaceutical product in such country.

“Licensor Know-How” means any Know-How owned or Controlled by Licensor or its Affiliates as of the Execution Date or thereafter during the term of this Agreement relating to ********.

“Licensor Patents” or “Licensor Patent Rights” means the Patent Rights identified in Schedule B, which shall be updated from time to time, and any other Patent Rights owned or Controlled by Licensor or its Affiliates as of the Execution Date or thereafter during the term of this Agreement having claims covering ********.

“Licensor Technology” means the Licensor Know-How and Licensor Patent Rights.

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The omitted portion has been filed separately with the Commission.

“Licensor Trademarks” means, collectively, the XYOTAX™ trademark and any other trademark(s) and internet domain names (including www.xyotax.com) owned or Controlled by Licensor or any of its Affiliates, as may be selected by Licensor or its Affiliates for use on or in connection with the sale of the Product in the Territory.

“MAA” means an application for the authorization for marketing of a Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Major European Countries” means ********.

“Major Pharmaceutical Company” means (i) at a given time, a top ******** pharmaceutical company based on sales of ethical pharmaceuticals for the prior fiscal year as published by Pharmaceutical Executive or, in the event that Pharmaceutical Executive no longer publishes such a list, a comparable publisher, and (ii) any of the companies listed on Schedule D.

“Manufacturing and Supply Agreement” shall have the meaning set forth in Section 6.4(a).

“Milestones” means the milestones relating to the Product as set forth in Section 8.2.

“Milestone Payments” means the payments to be made by Novartis to Licensor upon the achievement of the corresponding Milestones as set forth in Section 8.2.

********

“NDA” means a New Drug Application in the United States for authorization for marketing of a pharmaceutical product, as defined in the applicable laws and regulations and filed with the FDA.

“Negotiation Rights” shall have the meaning set forth in Section 2.4(c).

“Net Sales” means the gross amounts invoiced by or on behalf of Novartis, its Affiliates and their respective sublicensees for sales of Products to Third Parties that are not Affiliates or sublicensees of the selling party (unless such Affiliate or sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following deductions, determined in accordance with Novartis’ standard accounting methods as generally and consistently applied by Novartis and without duplication, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by Novartis, its Affiliates or sublicensees with respect to the sale of such Product:

(a) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product; (b) amounts repaid or credited by reasons of defects, rejection, recalls, returns, field destroys, rebates and allowances of goods specifically identifiable to the Product; (c) chargebacks and other amounts paid on sale or dispensing of such Product; (d) amounts payable resulting from governmental,

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regulatory or agency mandated rebate programs; (e) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income); (f) retroactive price reductions that are actually allowed or granted; (g) cash discounts actually granted for timely payment; (h) delayed ship order credits actually granted; (i) discounts actually granted pursuant to indigent patient programs and patient discount programs, including, without limitation, “Together Rx” and coupon discounts; (j) deduction of a fixed percentage of one percent (1%) for distribution and warehouse expenses; (k) amounts repaid or credited for uncollectible amounts on previously sold products; and (l) any other specifically identifiable amounts included in gross amounts invoiced for Products, to the extent such amounts are customary exclusions from net sales calculations in the pharmaceutical industry for reasons substantially equivalent to those listed above and are reasonable in amount relative to similar deductions taken by Novartis in calculating net sales of its other products.

In the event the Product is sold in a finished dosage form containing the Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of this Agreement, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

“Non-Compete Period” means ******** .

“Novartis Development Commencement Date” shall have the meaning set forth in Section 5.2(b).

“NSCLC” means non-small cell lung cancer.

“Out-of-Pocket Costs” means reasonable, direct and documented expenses paid to Third Parties and specifically identifiable and incurred in connection with the Development of the Compound and/or Product. Such expenses shall have been recorded as income statement items in accordance with the applicable Accounting Standards and, for the avoidance of doubt, shall not include pre-paid amounts, capital expenditures or Licensor’s or its Affiliates’ employees’ travel expenses.

“Patents” or “Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

“PG-TXL” means PG-TXL Company, L.P., a Delaware limited partnership.

“PG-TXL License Agreement” means the License Agreement dated November 13, 1998 between PG-TXL Company, L.P. and CTI, as amended by a “First Amendment” dated May 5, 2000 and an “Amendment No. 1” dated February 1, 2006.

“Phase III Clinical Trial” means a clinical study in patients designed to ascertain efficacy and safety of a Product for the purpose of preparing and submitting a Regulatory Filing to the competent Regulatory Authority in a particular country.

“Phase IIIB Clinical Trial” means a Phase III Clinical Trial commenced before receipt of Product Approval in the jurisdiction where such trial is being conducted, but which is not required for receipt of Product Approval and is conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).

“Phase IV Clinical Trial” means a clinical study initiated in a country after receipt of Product Approval for a Product in such country.

“PIONEER Study” means the multinational, randomized clinical trial (PGT305), with approximately 600 PS2 chemotherapy-naive women with advanced stage NSCLC, pursuant to which (i) each study arm of approximately 300 patients will be randomized to receive either the Product or paclitaxel once every three weeks, and (ii) the primary endpoint is superior overall survival with several secondary endpoints including disease control, response rate in patients with measurable disease, time to disease progression, and disease-related symptoms.

“Pixantrone” means the anthracenedione which has the structure set forth on Schedule E, its prodrugs and metabolites, as well as its and their acids, bases, isomers, enantiomers, esters, salts, hydrates, solvates and polymorphs and any related compound with the same mechanism of action (collectively, the “Pixantrone Compound”), including any product which incorporates or comprises the Pixantrone Compound in finished dosage form.

“Pixantrone Assets” means Pixantrone and all Patent Rights, Know-How and other intellectual property owned or Controlled by Licensor or its Affiliates relating to Pixantrone.

“Pixantrone Exercise Notice” shall have the meaning set forth in Section 2.4(a).

“Pixantrone License” shall have the meaning set forth in Section 2.4(a).

“Pixantrone Option” shall have the meaning set forth in Section 2.4(a).

“Pixantrone Option Know-How” means any Know-How owned or Controlled by Licensor or its Affiliates as of the Execution Date or thereafter relating to Pixantrone, its use, composition, formulation, preparation or manufacture or which is necessary or useful for the Development, registration, manufacture or Commercialization of Pixantrone.

“Pixantrone Option Period” shall have the meaning set forth in Section 2.4(a).

“Pixantrone Pivotal Study” means the multinational clinical trial (PIX301), Pixantrone versus other chemotherapeutic agents for third-line single agent treatment of patients with relapsed aggressive non-Hodgkin’s Lymphoma, which is a randomized, controlled, Phase III comparative trial designed for approximately 320 patients split equally between arms.

“Product” means a product incorporating or comprising the Compound in finished dosage pharmaceutical form, including XYOTAX™, (a) the Development, registration, manufacture, Commercialization or use of which would, but for the license granted hereunder, infringe the Licensor Patents or (b) which incorporates or embodies Licensor Know-How.

“Product Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including where required, pricing and reimbursement approvals) necessary to market and sell such Product in such country or jurisdiction; provided that with respect to Europe, “Product Approval” means ********.

“Radiosensitization” means the use of the Product to make tumor cells more sensitive to radiation therapy.

“Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction.

“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for Products, including the FDA, the EMEA and any national regulatory authorities.

“Regulatory Filings” means, with respect to the Compound or Product, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA or the corresponding application in any other country or group of countries.

“Sales Report” means a written report or reports showing each of: (a) the Net Sales of each Product in each country in the Territory during the reporting period by Novartis, its Affiliates and sublicensees and (b) the royalties, payable in US Dollars, which shall have accrued under Section 8.3 with respect to such Net Sales and the basis of calculating those royalties.

“Second Line” means use of the Product as the second treatment for a given condition or indication.

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The omitted portion has been filed separately with the Commission.

“Subsidiary” means the following: an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record (i) an amount of voting securities or other equity interests in such Person that is sufficient to enable such Person to elect at least a majority of the members of such Person’s board of directors or other governing body, or (ii) at least fifty percent (50%) of the outstanding equity interests of such Person.

“Territory” means all countries of the world.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Collaboration” means a license, purchase, collaboration, co-promotion, co-Development, co-marketing, co-detailing or any similar arrangement with a Third Party.

“Third Party Expert Procedures” means the dispute resolution procedures set forth on Schedule L.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of, any equity securities beneficially owned by a Person or any interest in any equity securities beneficially owned by a Person.

“United States” or “US” means the United States of America, its territories and possessions, including, without limitation, the Commonwealth of Puerto Rico.

“US JMC” means the committee established as set forth in Section 3.6.

“USD” or “US$” means the lawful currency of the United States.

“Valid Claim” means a claim of an issued patent that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or a claim within a patent application that has not been revoked, cancelled, withdrawn, held invalid or abandoned and which has not been pending for more than ********.

1.2	Interpretation. In this agreement unless otherwise specified:

(a)	“includes” and “including” shall mean includes and including without limitation;

(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(c)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

(d)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e)	the Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Schedules and attachments;

(f)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and

(g)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	LICENSES; ASSIGNMENT

2.1	Licensor Technology License; Licensor Trademarks Assignment.

(a)	Subject to the terms and conditions of this Agreement, Licensor hereby grants to Novartis an exclusive (even as to Licensor), sub-licensable (pursuant to Section 2.2) license, under the Licensor Technology to Develop, register, make, have made, use and Commercialize the Compound and Product in the Field in the Territory. Licensor will not have any right to Develop, register, make, have made, use or Commercialize the Compound or Product except pursuant to and in accordance with this Agreement and the Manufacturing and Supply Agreement, and will not license, directly or indirectly, any Third Party the right to perform any of the foregoing activities with respect to the Compound or Product in the Field in the Territory.

(b)	On the Effective Date, Licensor shall transfer and assign all of its right, title and interest in and to the Licensor Trademarks to Novartis or an Affiliate thereof. In order to effectuate such assignment, on the Effective Date, Licensor shall execute and deliver to Novartis a written assignment(s) of all of its right, title and interest in and to the Licensor Trademarks, substantially in the form of Schedule F. Such Licensor Trademarks may not be transferred, licensed (except as provided in Section 2.3(b)), assigned or otherwise disposed of by Novartis prior to the Novartis Development Commencement Date.

2.2	Sublicense Rights. Novartis may sublicense the rights granted to it by Licensor under this Agreement in whole or in part at any time to any of its Affiliates, distributors or subcontractors. Novartis may sublicense the rights granted to it by Licensor under this Agreement in whole or in part at any time to any Third Party upon the prior written consent of Licensor, which shall not be unreasonably withheld, conditioned or delayed.

2.3	Sublicense and License to Licensor.

(a)	Subject to the terms and conditions of this Agreement, Novartis hereby grants to Licensor (i) a co-exclusive (with Novartis) sublicense of the licenses granted to Novartis under Section 2.1(a) solely to Develop and Commercialize the Product prior to the Novartis Development Commencement Date and (ii) a non-exclusive sublicense of the licenses granted to Novartis under Section 2.1(a) solely to perform Licensor’s Development obligations, if any, under this Agreement following the Novartis Development Commencement Date and to manufacture the Compound and/or Product pursuant to Section 6.4(a) and under the Manufacturing and Supply Agreement. Licensor shall not further sublicense such rights without the prior written consent of Novartis.

(b)	Subject to the terms and conditions of this Agreement, Novartis hereby grants to Licensor a non-exclusive royalty-free license to use the Licensor Trademarks solely in connection with (i) the manufacture, Development and Commercialization of the Product prior to the Novartis Development Commencement Date and (ii) the performance of Licensor’s Development obligations, if any, under this Agreement and Licensor’s obligations under the Manufacturing and Supply Agreement. Licensor shall not sublicense such rights without the prior written consent of Novartis.

2.4	Pixantrone Option.

(a)	Licensor hereby grants Novartis an exclusive option (the “Pixantrone Option”), exercisable in Novartis’ sole discretion, to receive an exclusive worldwide sublicensable license (a “Pixantrone License”) with respect to the Pixantrone Assets on the terms and conditions set forth on the Term Sheet attached hereto as Schedule G-1 or Schedule G-2, as determined in accordance with Section 2.4(b) below. The Pixantrone Option shall be exercisable, in Novartis’ sole discretion, at any time during the period (the “Pixantrone Option Period”) commencing on the Effective Date and ending on the later to occur of (i) three hundred sixty-five (365) days following the date upon which the data-base has been locked on the Pixantrone Pivotal Study or (ii) thirty (30) days following the expiration of the Development Rights Exercise Period. Licensor shall promptly notify Novartis in writing of the locking of such data-base. If Novartis elects to exercise the Pixantrone Option, it shall provide written notice thereof (the “Pixantrone Exercise Notice”) to Licensor. If Novartis provides the Pixantrone Exercise Notice to Licensor, then for one hundred eighty (180) days (the “Negotiation Period”) after receipt by Novartis of the information package specified in Section 2.4(c)(i) below, Novartis shall have the Negotiation Rights hereinafter defined. If the Pixantrone Option expires without Novartis’ having provided the Pixantrone Exercise Notice to Licensor, then Novartis shall have no further rights under this Section 2.4 with respect to the Pixantrone Assets.

(b)	If Novartis provides the Pixantrone Exercise Notice to Licensor at any time after Xyotax Abandonment (as defined below) by Novartis, then the terms set forth in Schedule G-1 shall apply to the Pixantrone License to be negotiated by the Parties pursuant to this Section 2.4. If Novartis provides the Pixantrone Exercise Notice to Licensor at any other time during the Pixantrone Option Period, then the terms set forth in Schedule G-2 shall apply to the Pixantrone License to be negotiated by the Parties pursuant to this Section 2.4. For purposes of this Section 2.4, “Xyotax Abandonment” shall mean either (i) the Development Rights Exercise Period shall have expired without Novartis having exercised its Development Rights or (ii) Novartis shall have terminated the Development Rights Exercise Period pursuant to Section 5.2(c)(ii).

(c)	“Negotiation Rights” shall mean the following rights:

(i)	To request and receive an information package from Licensor and its Affiliates pertaining to the Pixantrone Assets, which shall include all Patents and Know-How owned or Controlled by Licensor or its Affiliates pertaining to the Pixantrone Assets (including all Development reports and all interim reports and data regarding the Pixantrone Pivotal Study);

(ii)	To meet with and discuss the Pixantrone Assets, including the Pixantrone Pivotal Study, with Licensor’s and its Affiliates’ scientific personnel;

(iii)	To receive samples from Licensor and its Affiliates of the compound(s) included in the Pixantrone Assets and to conduct tests on such compounds;

(iv)	To conduct any other due diligence regarding the Pixantrone Assets, including the Pixantrone Pivotal Study; and

(v)	To negotiate with Licensor pursuant to Section 2.4(d) below.

(d)	During the Negotiation Period, Licensor and Novartis shall use commercially reasonable efforts to negotiate in good faith the details of a mutually acceptable exclusive license agreement with respect to the Pixantrone Assets. Such agreement shall be on the terms set forth in Schedule G-1 or Schedule G-2, as applicable, and both Parties hereby agree that an exclusive license agreement on such terms shall be acceptable. From the Execution Date until the expiration of the Negotiation Period, neither Licensor nor its Affiliates shall (i) provide any Negotiation Rights to any Third Party or otherwise solicit or encourage (including by way of furnishing information), or maintain discussions or negotiations, or take any other action to facilitate or consummate, any inquiries or the making of any proposal, relating to a Third Party Collaboration with respect to the Pixantrone Assets or (ii) enter into a Third Party Collaboration with respect to the Pixantrone Assets. For avoidance of doubt, the preceding sentence shall not restrict Licensor from activities related solely to a potential acquisition, merger or consolidation transaction which would constitute a Change of Control of CTI.

(e)	In the event that Novartis sends the Pixantrone Exercise Notice, but the Parties or their designated Affiliates do not enter into a license agreement for the Pixantrone Assets within the Negotiation Period, then Licensor shall not, for a period of six (6) months following the date of the expiration of the Negotiation Period, enter into a Third Party Collaboration with respect to the Pixantrone Assets upon terms that are more favorable (in the aggregate) to the Third Party than those last-offered to Novartis in connection with the Parties’ negotiations of a license agreement for the Pixantrone Assets during the Negotiation Period.

(f)	Beginning on the Effective Date and thereafter on a continuing basis until the expiration of the Pixantrone Option, Licensor, without additional consideration,

shall disclose to Novartis or its designated Affiliate all Pixantrone Option Know-How. Such disclosure shall include all Pixantrone Option Know-How pertaining to the manufacture and Development of Pixantrone, including manufacturing batch records, Development reports (including all interim reports and data regarding the Pixantrone Pivotal Study), analytical results, raw material and excipient sourcing information, quality audit findings and any other relevant technical information. From time to time until the expiration of the Pixantrone Option, at the request of Novartis, Licensor or its Affiliates, shall, at Novartis’ cost and subject to availability, provide to Novartis or its designated Affiliate de minimis quantities of Pixantrone for use in connection with activities under this Agreement. Licensor will provide reasonable assistance to Novartis or its designated Affiliate in connection with understanding the Pixantrone Option Know-How.

(g)	Prior to expiration or termination of the Pixantrone Option, Licensor shall not sell, transfer, dispose of, enter into a Third Party Collaboration with respect to or grant or permit to exist any Encumbrance on any of the Pixantrone Assets.

3.	GOVERNANCE

3.1	Alliance Managers. Within fifteen (15) days following the Effective Date, each Party will appoint a senior representative having a general understanding of drug manufacturing, Development and Commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration within and among the Joint Steering Committee and the other committees and between the Parties; providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate, including facilitating review of external corporate communications; and raising cross-Party and/or cross-functional disputes to the JSC in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

3.2	Joint Steering Committee.

(a)	The Parties will establish a Joint Steering Committee, composed of two senior executives of CTI and two senior executives of Novartis (which senior executives for each Party, collectively, shall have a general understanding of drug manufacturing, Development and Commercialization issues) and each Party’s Alliance Manager.

(b)	Within thirty (30) days of the Effective Date, each Party will designate its initial members to serve on the JSC and notify the other Party of the dates of availability for the first meeting of the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party.

(c)	The JSC will: (i) oversee the collaborative activities of the Parties under this Agreement; (ii) prior to the Novartis Development Commencement Date, review Commercialization activities with respect to the Product, including reviewing and approving a Commercialization plan and any amendments thereto; (iii) review Development activities hereunder and review and approve the Development Plan and recommendations made by the JDC regarding proposed amendments to the Development Plan; (iv) until such time as CTI is no longer supplying Product, serve as a forum for keeping Novartis’ manufacturing representatives informed of issues relating to manufacture and supply of Compound and/or Product; and (v) consider and act upon such other matters as specified in this Agreement. The JSC also may, at any time it deems necessary or appropriate, establish additional joint committees, including a manufacturing committee, and delegate responsibilities to such joint committees. The JSC will also be responsible for resolving disputes that may arise between the Parties or among the Parties’ respective representatives on the JDC, US JMC or any other committee established by the Parties hereunder. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity, with the consent of the other Party (which shall not be unreasonably withheld). Prior to the Novartis Development Commencement Date, CTI shall appoint one of its representatives on the JSC to act as chairperson of the JSC. Following the Novartis Development Commencement Date, Novartis shall appoint one of its representatives on the JSC to act as chairperson of the JSC. The chairperson shall set agendas for JSC meetings, provided that the agendas will include any matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JSC meeting, which draft minutes shall be subject to review and approval by all JSC members.

(d)	Each Party shall in good faith consult with the other and take such other Party’s views into account in respect of any matter before the JSC or any other committee established by the Parties hereunder. Decisions of the JSC shall be made by unanimous vote, with each Party’s representatives to the JSC collectively having one vote. In the event of a disagreement among the JSC, the matter shall be referred to the President of Novartis Oncology (or a designee with similar authority to resolve such dispute) and the Chief Executive Officer of CTI, who shall attempt in good faith to resolve such disagreement. If they cannot resolve such issue within thirty (30) days of the matter being referred to them, then (i) if the date of the expiration of such thirty (30) day period is prior to the Novartis Development Commencement Date, the resolution and/or course of conduct shall be determined by CTI, in its sole discretion or (ii) if the date of the expiration of such thirty (30) day period is on or after the Novartis Development Commencement Date, the resolution and/or course of conduct shall be determined by Novartis, in its sole discretion. However, in no event shall CTI or Novartis, as the case may be, in exercising its final decision-making authority, have the right:

(i)	to modify or amend the terms and conditions of this Agreement; or

(ii)	to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.3	Meetings of the Joint Steering Committee. The JSC shall meet quarterly and at such other times as the Parties may agree. The first meeting of the JSC shall be held as soon as reasonably practicable, but in no event later than ninety (90) days after the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least one face-to-face meeting per calendar year, unless the Parties otherwise agree.

3.4	Joint Development Committee.

(a)	Following the Novartis Development Commencement Date, the Parties will establish a Joint Development Committee, with equal representation from both Parties, which shall oversee all Development activities (including clinical Development) with respect to the Compound and/or Product during the term of this Agreement, including the review and preparation for approval by the JSC of the Development Plan and all updates and amendments thereto pursuant to Section 5.1. Decisions of the JDC shall be made by unanimous vote, with each Party’s representatives to the JDC collectively having one vote. Details regarding the composition of the JDC, meeting logistics and specific responsibilities of the JDC will be established by the JSC. Disputes within or issues that cannot be resolved by the JDC will be raised to the JSC for resolution. The JDC may appoint a joint project team, having an equal number of representatives of each Party, which will meet telephonically or in person at least once each month to review and direct day-to-day activities under the Development Plan. Notwithstanding the foregoing, each Party shall have the right to have its own internal project team, which will not include any representation by the other Party.

(b)	During any period prior to the formation of the JDC or after the JDC has disbanded, any necessary or appropriate responsibilities or functions that would be performed by the JDC were it in existence shall be performed by the JSC, provided that the JSC shall not be required to review the Development Plan quarterly pursuant to Section 5.1(a).

3.5	Disbanding of JDC. The JDC shall disband at any time upon the determination of the JSC, subject to being re-formed by the JSC from time to time as the JSC deems necessary or appropriate.

3.6	US Joint Marketing Committee. In the event that CTI exercises the Co-Detailing Option, the Parties will establish a Joint Marketing Committee for the US (“US JMC”) during the Co-Detailing Period. The US JMC shall be the primary forum for CTI to provide its input regarding commercial strategy with respect to the Product in the US; provided, however, that (i) all marketing activities for the Product in the Territory (including the US and including decisions by the US JMC) will be determined and controlled by Novartis and (ii) all strategies and decisions relating to the establishment of the pricing for the Product shall be made solely by Novartis without consultation with CTI. The US JMC shall review and approve, at least annually, a Commercialization plan, which plan will include, among other things, strategies and budgets for Commercialization of the Product in the United States, including the number of sales representatives, ******** and Details. Details regarding the composition of the US JMC and meeting logistics of the US JMC will be established by the JSC following successful exercise of the Co-Detailing Option.

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

3.7	Costs of Committee Participation. The Parties agree that the costs incurred by each Party in connection with its participation in JSC, JDC, US JMC or other committee meetings shall be borne solely by such Party.

4.	DISCLOSURE OF LICENSOR KNOW-HOW AND COOPERATION

4.1	Disclosure of Licensor Know-How. Beginning on the Effective Date and thereafter on a continuing basis during the term of this Agreement, Licensor, without additional consideration, shall disclose to Novartis or its designated Affiliate all Licensor Know-How. Such disclosure shall include all Licensor Know-How pertaining to the manufacture and Development of the Compound and/or Product, including manufacturing batch records, Development reports (including all interim reports and data regarding the PIONEER Study), analytical results, raw material and excipient sourcing information, quality audit findings and any other relevant technical information.

4.2	Cooperation. From time to time during the term of this Agreement at the request of Novartis, Licensor or its Affiliates, shall, at Novartis’ cost and subject to availability, provide to Novartis or its designated Affiliate de minimis quantities of the Compound and/or Product that it has in its possession for use in connection with activities under this Agreement. Licensor will provide reasonable assistance to Novartis or its designated Affiliate in connection with understanding and using the Licensor Know-How for purposes consistent with the Development Plan and the licenses and rights granted to Novartis hereunder, including by providing information to assist Novartis or its designated Affiliate in developing formulations of the Product and its related activities.

5.	DEVELOPMENT

5.1	Development Plan.

(a)	The Development Plan and all updates and amendments thereto shall be subject to the review and comment by the JDC and approval of the JSC. The JDC will review the Development Plan at least every Calendar Quarter.

(b)	Within thirty (30) days following the Effective Date, Licensor will prepare an initial draft Development Plan based on the outline attached hereto as Schedule C and submit such initial draft Development Plan for review, comment and approval by the JSC. Prior to the Novartis Development Commencement Date, Licensor will be responsible for preparing and submitting to the JSC updates and amendments to the Development Plan from time to time for review, comment and approval by the JSC, as determined by Licensor. Novartis will have the opportunity to review and provide comments through the JSC on the Development Plan and updates and amendments thereto, and Licensor will reasonably take into account Novartis’ comments on the Development Plan. If Licensor refuses to accept any material comments by Novartis on the Development Plan, Licensor shall promptly provide Novartis with a written explanation of the reason for such refusal.

(c)	Following the Novartis Development Commencement Date, Novartis will be responsible for preparing and submitting to the JDC updates and amendments to the Development Plan from time to time for review and comment by the JDC and approval by the JSC, as determined by Novartis. CTI will have the opportunity to review and provide comments through the JDC and JSC on the Development Plan and updates and amendments thereto, and Novartis will reasonably take into account CTI’s comments on the Development Plan.

5.2	Responsibility for Development.

(a)	Prior to the exercise by Novartis of its Development Rights, Licensor will be solely responsible for Development of the Compound and Product in the Territory in accordance with the Development Plan and applicable Launch plans.

(b)	Novartis shall have the right (the “Development Rights”) at any time during the Development Rights Exercise Period, in its sole discretion, to elect to be solely responsible for Development of the Compound and Product in the Territory by written notice to Licensor. In the event that Novartis exercises its Development Rights, then from and after the date of such exercise (the “Novartis Development Commencement Date”), Novartis will be solely responsible for Development of the Compound and Product in the Territory in accordance with the Development Plan.

(c)	Upon receipt by Licensor or its Affiliate of Product Approval with an Acceptable Label with respect to the Product in either the United States or Europe, Licensor shall promptly give written notice thereof to Novartis, including, to the extent not previously provided, a copy of such Product Approval, all related documentation and any additional documents and information reasonably requested by Novartis (collectively, the “Product Approval Information Package”). The “Development Rights Exercise Period” means the period beginning on the Effective Date and continuing until the earlier to occur of (i) the expiration of thirty (30) days following receipt by Novartis of the Product Approval Information Package or (ii) Novartis’ determination, in its sole discretion, to terminate the Development Rights Exercise Period by written notice to Licensor.

(d)	As between the Parties, Licensor shall be the sponsor of any clinical trials with respect to the Product in the Territory commenced prior to the exercise by Novartis of its Development Rights and will retain liability for such trials and the activities related thereto. Upon exercise by Novartis of its Development Rights, Novartis shall have the right to take over control and responsibility for any such clinical trials with respect to the Product that are in progress as of the Novartis Development Commencement Date and shall have the right to continue, modify or terminate any such trials in its sole discretion. As between the Parties, Novartis shall be the sponsor of any clinical trials with respect to the Product in the Territory commenced after the Novartis Development Commencement Date and will retain liability for such trials and the activities related thereto.

(e)	Licensor represents and warrants that all changes to the protocol and statistical plan for the PIONEER Study requested by the FDA prior to the date hereof have been made. Licensor shall not make any changes to the protocol and statistical plan for the PIONEER Study without the prior written consent of Novartis and amendment to the Special Protocol Agreement with the FDA.

5.3	Development Costs.

(a)	CTI shall be solely responsible for all costs associated with the Development of the Product prior to the Novartis Development Commencement Date. After the Novartis Development Commencement Date, (i) Novartis shall be solely responsible for all costs associated with its Development of the Product, except as set forth in Section 5.3(b), and (ii) Novartis shall be responsible for the reimbursement of CTI and it Affiliates pursuant to Section 5.3(c).

(b)	Notwithstanding anything contained in this Agreement to the contrary, following the Novartis Development Commencement Date, Licensor shall reimburse Novartis for twenty percent (20%) of all Development Costs incurred by Novartis or its Affiliates anywhere in the Territory relating to any clinical study sponsored by Novartis or its Affiliates or investigator sponsored study funded by Novartis or its Affiliates, which study, in either case, is intended (or is subsequently used) to support expanded labeling for such Product, or to satisfy requirements imposed by Regulatory Authorities in connection with Regulatory Approvals for such Product (including, by way of example, to support conditional approvals). Such reimbursement shall be made quarterly in arrears, payable in accordance with Section 9.1(c); provided, that if Licensor fails to reimburse Novartis for any such Development Costs, Novartis shall have the right to offset the amount thereof, in whole or in part, against any Milestone Payments or royalties due to Licensor hereunder and such failure to so reimburse shall not be considered a breach hereof. After the Novartis Development Commencement Date, CTI shall not fund or otherwise support any investigator sponsored study with respect to the Product without the prior written consent of Novartis.

(c)	Following the Novartis Development Commencement Date, Novartis shall reimburse Licensor solely for (i) fifty percent (50%) of all Development Costs incurred by Licensor or its Affiliates after the Novartis Development Commencement Date in connection with clinical trials for the Product in the Territory that were commenced by Licensor prior to the Novartis Development Commencement Date and which Novartis elects to continue pursuant to Section 5.2(d), provided that such reimbursement obligation shall in no event exceed fifty percent (50%) of the budget for any such trial for the applicable period as set forth in the Development Budget in effect immediately prior to Novartis’ exercise of its Development Rights; (ii) fifty percent (50%) of all Development Costs incurred by Licensor or its Affiliates after the Novartis Development Commencement Date directly in connection with the winding down and termination of clinical trials for the Product in the Territory that were commenced by Licensor prior to the Novartis Development Commencement Date and which Novartis elects not to continue pursuant to Section 5.2(d); and (iii) Out-of-Pocket Costs incurred after the Novartis Development Commencement Date and paid to Third Parties by Licensor or its Affiliates in connection with manufacturing scale-up for the Product, such Out-of-Pocket Costs not to exceed the amount budgeted therefor in the Development Budget. The aggregate amount of such reimbursements shall be made quarterly in arrears, payable in accordance with Section 9.1(c).

5.4	Regulatory.

(a)	The JDC will approve all regulatory plans and strategies and the schedule for regulatory submissions. Pursuant to Section 4.1, Licensor will provide Novartis with copies of any correspondence or other documentation it has submitted to, or received from, any Regulatory Authority relating to the Compound or Product.

(b)	Licensor shall be solely responsible, at its sole expense, for obtaining Regulatory Approvals for Products in the Territory prior to the exercise by Novartis of its Development Rights. Prior to the Novartis Development Commencement Date, all Regulatory Filings submitted in any country in the Territory in connection with obtaining Regulatory Approvals to test or market the Compound or Product, including all IND, NDA and MAA submissions and other Regulatory Filings relating to the Compound or Product, shall be owned by, and submitted by and in the name of, Licensor or its Affiliates. Licensor will promptly deliver to Novartis copies of all relevant regulatory correspondence or other documents received by Licensor or its Affiliates with respect to the Compound or Product. Prior to making any Regulatory Filing or submitting any correspondence or other documentation to any Regulatory Authority with respect to the Compound or Product, Licensor shall deliver to Novartis a copy thereof in draft form. Novartis will have the opportunity to review and provide comments thereon and Licensor will reasonably take into account Novartis’ comments. Novartis will have the right to be present at all meetings with Regulatory Authorities.

(c)	Within thirty (30) days after Novartis’ exercise of its Development Rights, Licensor or its Affiliates, without additional consideration, will transfer to Novartis or its designated Affiliate all Regulatory Approvals and Regulatory Filings in the Territory and provide complete copies of the same to Novartis or its designated Affiliates. Following the Novartis Development Commencement Date, (i) Novartis shall be solely responsible, at its sole expense (subject to Section 5.3(b)), for obtaining any Regulatory Approvals for Product in the Territory and (ii) all Regulatory Filings submitted in any country in the Territory in connection with obtaining Regulatory Approvals to test or market the Compound or Product, including all IND, NDA and MAA submissions and other Regulatory Filings relating to the Compound or Product, shall be owned by, and submitted by and in the name of, Novartis, its Affiliates or designees.

(d)	Licensor shall fully cooperate with and provide reasonable assistance to Novartis in connection with Regulatory Filings in the Territory relating to the Compound or Product, including by executing any required documents, providing access to personnel and providing Novartis with copies of all reasonably required documentation.

(e)	To the extent required, Licensor shall grant or cause to be granted to Novartis and its Affiliates or sublicensees cross-reference rights to any relevant drug master files and other filings submitted by Licensor or its Affiliates with any Regulatory Authority with respect to the Compound or Product. Licensor also shall use commercially reasonable efforts to assist Novartis and its Affiliates or sublicensees in obtaining cross-reference rights to any relevant drug master files and other filings submitted by Third Parties with any Regulatory Authority with respect to the Compound or Product. If Novartis exercises the Development Rights, Novartis shall grant or cause to be granted to Licensor and its Affiliates or sublicensees cross-reference rights to the portions of any drug master files and other filings submitted by Novartis or its Affiliates with any Regulatory Authority in regard to the Compound or Product that specifically relate to Licensor’s polymer technology.

(f)	Novartis shall have the right to disclose the existence of, and the results from, any clinical trials conducted under this Agreement in accordance with its standard policies. Licensor shall have the right to disclose the existence of, and the results from, any clinical trials conducted under this Agreement upon prior review and approval by the JDC or as otherwise permitted by Section 17.

5.5	Compliance. Each Party agrees that in performing its obligations under the Development Plan (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements and (b) it will not employ or use any person that to its actual knowledge has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

5.6	Subcontracting. Novartis may subcontract the performance of Development activities with respect to the Compound and/or Product hereunder to Affiliates or Third Parties at its discretion, upon the approval of the JDC. Licensor may subcontract the performance of Development activities with respect to the Compound and/or Product hereunder to Affiliates or Third Parties at its discretion, upon the approval of the JDC.

6.	COMMERCIALIZATION; MANUFACTURING AND SUPPLY; PHARMACOVIGILANCE

6.1	Commercialization.

(a)	Prior to the exercise by Novartis of its Development Rights, Licensor shall have the right, at its sole expense, to engage in Commercialization activities with respect to the Product, provided that (i) Novartis will have the opportunity to review and provide comments on any such proposed activities and Licensor will reasonably take into account Novartis’ comments and (ii) Novartis shall have the right, in its sole discretion and at its own expense, to engage in marketing studies and other appropriate commercialization activities with respect to the Product.

(b)	Following the Novartis Development Commencement Date, Novartis will be solely responsible for all aspects of Commercialization of the Product in the Territory, including planning, implementation, distribution, booking of sales, pricing and reimbursement, except for the opportunity for Licensor to provide input into the marketing activities through the JSC and/or US JMC, as appropriate. Novartis will undertake such activities at its sole expense. Promptly following the Novartis Development Commencement Date, the Parties will cooperate in taking such actions as may be requested by Novartis to transfer Commercialization responsibilities to Novartis. Following the Novartis Development Commencement Date, neither Licensor nor any of its Affiliates shall undertake or participate in any aspect of Commercialization of the Product in the Territory, without the prior written consent of Novartis.

6.2	Diligence. During the term of this Agreement, Novartis shall use Commercially Reasonable Efforts to promote the Product in the Territory; provided that it is recognized and acknowledged by Licensor that such obligation to use Commercially Reasonable Efforts shall not require Novartis to Develop and Commercialize the Product in every country in the Territory. In addition to the provisions of Section 18.5, and notwithstanding any other provision hereof, Novartis’ obligations under this Section 6.2 may be delayed or suspended at such time and for so long as Novartis determines in good faith that there exists any safety (including toxicity), efficacy, regulatory, technical, medical, or legal or similar issue or issues regarding the competitive position of the Product that could adversely affect the Product.

6.3	US JMC. In the event that CTI exercises the Co-Detailing Option, during the Co-Detailing Period, Novartis will consult with CTI through the US JMC regarding the Commercialization planning and strategy in the US for the Product, provided, however, that all such decisions will be at the sole discretion of Novartis.

6.4	Manufacturing and Supply.

(a)	Prior to the exercise by Novartis of its Development Rights, Licensor will be solely responsible for the manufacture and supply of the Compound and Product, including for use in all clinical and pre-clinical studies, provided that Novartis shall have the right to review and provide comments on any such proposed activities, including that Licensor shall in good faith consult with Novartis and seriously consider Novartis’ views and advice in respect of any manufacturing related matters, contracts and decisions (e.g., as to identity of major suppliers and any manufacturing related issues which may materially impact the registration or commercialization of the Product).

(b)	Following the exercise by Novartis of its Development Rights, Novartis or its designated sublicensee(s) will be solely responsible for the manufacture and supply of the Compound and Products being Developed or Commercialized under this Agreement. Pursuant to the exercise of its manufacturing rights, Novartis shall engage CTI to supply the Compound and/or Product to it pursuant to a Manufacturing and Supply Agreement (the “Manufacturing and Supply Agreement”) which shall be entered into between the Parties or their designated Affiliates within one hundred eighty (180) days following the Effective Date. The Manufacturing and Supply Agreement shall include customary provisions and incorporate the key terms and principles contained in Schedule H.

6.5	Pharmacovigilance. Within six (6) months following the Effective Date, the Parties shall agree upon and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Product. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed written pharmacovigilance agreement between the Parties which shall be entered into within such six (6) month period.

7.	CO-DETAILING OPTION

7.1	Co-Detailing Option.

(a)	Effective following the Novartis Development Commencement Date, CTI will have the option (“Co-Detailing Option”) to obtain the right to Co-Detail the Product in the US in accordance with this Section, the terms and conditions of this Agreement and the terms and conditions of the Co-Detailing Agreement as described below. Following the Novartis Development Commencement Date, the Co-Detailing Option shall be exercisable by CTI by written notice to Novartis given at any time during the period commencing ******** and ending ******** days thereafter. In the event CTI exercises the Co-Detailing Option, CTI and Novartis or its designated Affiliate shall negotiate in good faith to enter into a Co-Detailing agreement (the “Co-Detailing Agreement”) with respect to Co-Detailing of the Product in the US, which shall contain the terms and conditions set forth in this Section 7 and such other terms and conditions as are customary for agreements of such type.

(b)	Novartis shall have the right to terminate the Co-Detailing Option (or CTI’s Co-Detailing activities pursuant to this Section 7 and the Co-Detailing Agreement) at any time upon written notice to CTI in the event that either CTI or any of its Affiliates becomes subject to any “corporate integrity” agreement or any other agreement, consent decree, order or obligation imposing restrictions or obligations, which restrictions or obligations are beyond those required by law in general and, as they apply to or affect CTI or Novartis or their respective Affiliates with respect to the Product, are more extensive in scope or time or otherwise, or are more restrictive than those obligations and restrictions, if any, imposed on Novartis or its Affiliates with respect to the Product independently of such aforesaid “corporate integrity” agreement or other agreement, decree, order or obligation.

7.2	Staffing Levels. Upon commencement of the Co-Detailing Period, CTI will establish, or will have established prior to such point, a commercial organization of appropriate size as determined by Novartis sufficient to perform the required Co-Detailing activities, including field based sales representatives (the “CTI Sales Force”) and up to ******** that have experience levels and background equivalent to the Novartis sales and ********, respectively (such CTI Sales Force and ********, collectively, the “CTI Personnel”), in each case which meet any other reasonable requirements established by Novartis, provided that, except by mutual agreement (i) in no event shall the CTI Personnel consist of more than ******** FTEs, (ii) at no time shall the number of CTI’s FTEs (Detailing) exceed ******** of the aggregate number of CTI’s and Novartis’ FTEs (Detailing) and (iii) at no time shall the number of CTI’s FTEs (********) exceed ******** of the aggregate number of CTI’s and Novartis’ FTEs (********). After the ******** year of the Co-Detailing Period,

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the US JMC shall make such adjustments to the CTI Personnel as it deems appropriate in light of all relevant considerations, subject (unless otherwise agreed by the Parties) to the restrictions set forth in clauses (i), (ii) and (iii) above. Promptly following exercise of the Co-Detailing Option, the US JMC shall establish commercially reasonable parameters regarding the composition, qualifications and training of the CTI Personnel. Novartis shall provide appropriate training to the CTI Personnel at the facilities of Novartis or its designee. CTI shall be solely responsible for all travel expenses incurred by CTI Personnel in connection with such training. The CTI Personnel will be hired, trained and in territory at least ******** days prior to ********. CTI will have no right to sublicense or assign the Co-Detailing right nor to use any contract service organization to conduct Co-Detailing or ******** activities.

7.3	FTE Funding. In the event that Novartis exercises its Development Rights and CTI exercises the Co-Detailing Option, Novartis shall reimburse CTI for the cost of CTI’s FTEs (Detailing) actually Co-Detailing the Product and its FTEs (********) actually working on the Product during the Co-Detailing Period, ********. Such reimbursements shall be made quarterly in arrears, payable in accordance with Section 9.1(c), at the FTE Rate (Detailing) and FTE Rate (********), as applicable, but (i) in no event shall either such rate materially exceed ********, and (ii) in no event shall the aggregate amount of such reimbursement obligation exceed ******** in any calendar year. In no event shall CTI be entitled to compensation or other payments from Novartis or its Affiliates pursuant to Section 7 except as specifically set forth in this Section 73.

7.4	Co-Detailing Activities. During the Co-Detailing Period, Novartis, in consultation with the US JMC, shall establish the sales and ******** field force deployment, strategies, performance standards and training procedures and a written plan for Product Commercialization activities in the US. (Without limiting the generality of the foregoing, Novartis shall in its sole discretion determine whether, and the extent to which, the CTI ******** will engage in any activities relating to investigator sponsored studies, including interactions with physicians relating to the conduct of such studies.) Following establishment of such written plan, the Parties shall use Commercially Reasonable Efforts to perform their respective activities in accordance with such plan. In addition, Novartis shall establish commercially reasonable standards required to be met by each Party’s field sales force and ******** in connection with the Detailing and ******** activities relating to the Product. During the Co-Detailing Period, the CTI Sales Force and CTI ******** shall be required to meet the same performance standards as the Novartis field sales and ******** force. Each Party will cause its sales and ******** teams and its other employees and agents to comply with all applicable laws, regulations and industry guidelines and Novartis policies in connection with the Co-Detailing and any other activity with respect to the

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Product. Neither Party shall make any false or misleading representations to customers or others regarding the other Party or its Affiliates or the Product and will not make any statements, representations, warranties or guarantees with respect to the efficacy, safety, specifications, features or capabilities of the Product that are not consistent with the applicable current package insert or other documentation accompanying or describing the Product, including the disclaimers that have been provided by Novartis or any of its Affiliates to CTI; provided that the Parties may distribute information concerning the Product or its use, including scientific articles, reference publications and healthcare economic information, in accordance with applicable laws, regulations and industry guidelines and Novartis policies, and subject to the direction and oversight of the US JMC. For the avoidance of doubt, in Co-Detailing activities with respect to the Product, each Party shall use promotional, advertising, communication and educational materials and information that have been approved by Novartis or its Affiliates in their sole discretion, without consultation with CTI, in accordance with any internal procedures as applicable. Neither Party shall make any negative statements about any other products of the other Party or any of its Affiliates in an effort to promote the Product.

7.5	Termination of Co-Detailing. Novartis may, in its sole discretion, terminate the Co-Detailing and ******** activities of CTI (and, in such event, the Co-Detailing Period shall terminate) in the event of the occurrence of any of the following: (a) CTI fails to establish CTI Personnel that meet the parameters regarding their composition, qualifications and training established pursuant to Section 7.2 prior to Launch of the Product in the US; (b) the CTI Personnel fail to meet the performance standards established pursuant to Section 7.4 for ********; (c) as specifically provided in Section 7.1(b); or (d) as specifically provided in Section 13.5 upon a Change of Control.

8.	FINANCIAL PROVISIONS

8.1	Purchase of Common Stock. Concurrently herewith, CTI and Novartis Pharma AG, an Affiliate of Novartis, have entered into a separate Securities Purchase Agreement pursuant to which Novartis Pharma AG will purchase and CTI will sell shares of CTI’s common stock on the terms provided therein.

8.2	Milestone Payments. In consideration of the granting of the licenses and rights to Novartis hereunder, in the event that Novartis exercises its Development Rights, then from and after the Novartis Development Commencement Date, upon achievement of each of the applicable Milestones set forth in clause (a) below, the corresponding one-time Milestone Payments shall be payable by Novartis to Licensor in accordance with Section 9.1(a). In the event that any Milestone is achieved prior to the Novartis Development Commencement Date, upon Novartis’ exercise of its Development Rights (and transfer by Licensor to Novartis of the applicable Product Approval, to the extent not previously transferred) the corresponding one-time Milestone Payment shall be payable by Novartis to Licensor in accordance with Section 9.1(a).

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(a)	Milestone Payments.

MILESTONE	PAYMENT
Product Approvals in the US:

•      Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in the US for First Line treatment of NSCLC or Second Line treatment of NSCLC

********

• Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in the US for the treatment of Ovarian cancer	********

•      Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in the US for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

********

Product Approvals in Europe:

•      Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Europe for First Line treatment of NSCLC or Second Line treatment of NSCLC

********

• Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Europe for the treatment of Ovarian cancer	********

•      Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in Europe for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

********

Product Approvals in Japan:

•      Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Japan for First Line treatment of NSCLC or Second Line treatment of NSCLC

********

• Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Japan for the treatment of Ovarian cancer	********

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•      Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in Japan for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

********

Sales Milestones:

• The first achievement of Net Sales of Product in the Territory in any Calendar Year of US$1 billion	********

• The first achievement of Net Sales of Product in the Territory in any Calendar Year of US$1.5 billion	********

• The first achievement of Net Sales of Product in the Territory in any Calendar Year of US$2 billion	********

Total Potential Milestone Payments to Licensor	US$270 million

(b)	For the avoidance of doubt: (i) a Milestone shall be deemed achieved by the relevant Party if achieved by such Party or its Affiliate, (ii) each Milestone Payment shall be payable only on the first occurrence of the Milestone, (iii) none of the Milestone Payments shall be payable more than once and (iv) in the event that all of the Sales Milestones set forth in Section 8.2(a) above are achieved in a single calendar year, the aggregate Milestone Payments payable by Novartis in accordance with Section 9.1(a) with respect to such Sales Milestones would be US$150 million.

8.3	Royalty Payments. In consideration of the granting of the licenses and rights to Novartis hereunder, during the applicable Royalty Term (as defined in Section 9.2) Novartis will make royalty payments to Licensor on Net Sales of Products in the Territory by Novartis, its Affiliates and their respective sublicensees, at the applicable rates set forth below.

Aggregate Net Sales of Product in the Territory in any Calendar Year	Royalty Rate
The Portion of Net Sales less than or equal to US$750 million	********

The Portion of Net Sales over US$750 million	********

8.4	Third Party Obligations.

(a)	In the event that Novartis determines that it is necessary to obtain a license from a Third Party to Patent Rights or Know-How in order to enable it to Develop, register, manufacture, use, sell or import Product, then ******** of all

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of the royalties or other payments paid to such Third Party(ies) shall be creditable in whole or in part by Novartis in its discretion against (i) royalty payments due to Licensor by Novartis with respect to the Net Sales of such Product and/or (ii) any subsequent Milestone Payments that become due hereunder; provided, that if the Third Party Patent Rights or Know-How (x) were obtained by the Third Party pursuant to, or are asserted by the Third Party based, directly or indirectly, on contractual relationships with Licensor, its Affiliates or their respective predecessors or (y) are asserted by any party (or its successors or assigns) to an Existing Third Party License Agreement, then one hundred percent (100%) of such royalties and other payments will be so creditable. Notwithstanding the above, Novartis shall not be entitled to so deduct such royalties or other payments unless it shall have given Licensor written notice at least three (3) months prior to such deduction of its intention to do so together with a description of why it believes it was necessary to obtain such license from a Third Party.

(b)	Licensor shall remain responsible for the payment of royalties and other payment obligations, if any, due to Third Parties under any Licensor Technology which has been licensed to Licensor and is sublicensed to Novartis hereunder, including without limitation any payments due under the Existing Third Party License Agreements.

(c)	To the extent required under any license agreement pursuant to which a Third Party licenses intellectual property to a Party in respect of the Product, either Party may disclose to the Third Party information regarding the Development status and Net Sales of the Products which are the subject of such license agreement; provided, however, that such disclosure is limited to the amount required under the license agreement and is subject to confidentiality undertakings with respect to the information at least as restrictive as the terms of this Agreement.

8.5	Reduction in Royalty Rate. For any period during the Royalty Term in which (i) the sale of a Product in any country is not covered by a Valid Claim of Licensor Patents covering the composition of matter of such Product or the use for which such Product is being sold in such country or (ii) a product containing the Compound (including a generic version of the Product or Compound) is being sold by a Third Party in any country, then the royalty applicable to Net Sales of such Product in such country during such period shall be reduced by ********.

8.6	No Projections. Licensor and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth in Sections 8.2 and 8.3 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Licensor in the event such Milestones and/or Net Sales levels are achieved. NEITHER LICENSOR NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

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9.	REPORTS AND PAYMENT TERMS

9.1	Payment Terms.

(a)	Licensor shall provide Novartis with written notice of the achievement of each Milestone which is achieved prior to the Novartis Development Commencement Date, within thirty (30) days after such achievement. Novartis shall provide CTI with written notice of the achievement of each Milestone which is achieved after the Novartis Development Commencement Date, within thirty (30) days after such achievement. After receipt of such notice (if applicable), Licensor shall submit an invoice to Novartis substantially in the form of Schedule I with respect to the corresponding Milestone Payment, provided that no such invoice shall be submitted prior to the Novartis Development Commencement Date and Novartis shall not be obligated to pay any Milestone unless and until Novartis exercises its Development Rights hereunder. Novartis shall make the Milestone Payment within sixty (60) days after receipt of the invoice.

(b)	Within thirty (30) days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product by Novartis, its Affiliates or sublicensees, Novartis will provide to Licensor the Sales Report, including the royalties due with respect to such Calendar Quarter. Licensor shall submit an invoice to Novartis substantially in the form of Schedule I with respect to such royalty amount. Novartis shall pay such royalty amount within ******** days after receipt of the invoice.

(c)	Each Party shall provide to the other Party an invoice for any other amounts due to it under this Agreement. Payments on such invoices shall be made within ******** of the other Party’s receipt of the applicable invoice. Invoices to Novartis shall be substantially in the form set forth in Schedule I.

(d)	Payments to each Party shall be made by electronic wire transfer of immediately available funds to the account of the Party, as designated in writing to the other Party.

(e)	For the avoidance of doubt, no payments shall become due and payable and neither Party will be obligated to reimburse the other Party for any costs incurred by the other Party under or in connection with this Agreement unless and until this Agreement becomes effective in accordance with Section 18.15 and Novartis exercises its Development Rights.

(f)	Unless otherwise specified by CTI to Novartis in writing in accordance with Section 18.9, all payments by Novartis to Licensor hereunder shall be made to CTI.

9.2	Royalty Term. Royalties will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until the later of (a) the expiration of the last to expire Valid Claim of the Licensor

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Patent Rights claiming the composition of matter of such Product or the use of such Product which, but for the licenses granted in this Agreement, would be infringed by the Development, registration, manufacture, use or Commercialization of such Product in such country or (b) ******** from the First Commercial Sale of any such Product in such country (“Royalty Term”). Following the Royalty Term on a Product-by-Product and country-by-country basis, Novartis’ licenses under Section 2.1(a) with respect to such Product shall continue in effect, but become fully paid-up, royalty-free, exclusive, transferable, perpetual and irrevocable.

9.3	Currency. All payments under this Agreement shall be payable in USD. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology applied in its external reporting (which is ultimately based on official rates such as Reuters and the European Central Bank) for the conversion of foreign currency sales into USD.

9.4	Taxes. Licensor will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Novartis, Novartis will (a) deduct such taxes from the payment made to Licensor, (b) timely pay the taxes to the proper taxing authority and (c) send proof of payment to Licensor.

9.5	Records and Audit Rights.

(a)	Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in sufficient detail for the other Party to determine the payments due and costs incurred under this Agreement, including the royalties, Development Costs and, during the Co-Detailing Period, FTE utilization. Each Party will keep such books and records for at least ******** years following the end of the fiscal year to which they pertain.

(b)	During the term of this Agreement and for ******** years thereafter, each Party (“Auditing Party”) shall have the right to appoint an independent, internationally recognized accounting firm (“Auditor”) to audit the relevant records of the other Party and its Affiliates (and, in the case of Novartis, its sublicensees) which are authorized to sell Product or perform obligations of the Party pursuant to this Agreement (“Audited Party”) to confirm Net Sales, royalties, Development Costs, FTE utilization (with respect to Licensor) and other payments for a period covering not more than the preceding ******** fiscal years; provided, however, that the Auditor is reasonably acceptable to the Audited Party and before beginning its audit, executes an undertaking reasonably acceptable to the Audited Party by which the Auditor shall keep confidential all information reviewed during such audit and any other agreement customarily required by the Audited Party relating to access to its premises and books and records. The Auditor shall have the right to disclose to the Auditing Party only its conclusions regarding the audit, which will remain Confidential Information of the Audited Party, subject to Section 12.

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(c)	The Audited Party shall make its records (and those of its Affiliates and sublicensees, as applicable) available for inspection by the Auditor during regular business hours at the facility(ies) of the Audited Party where such records are customarily kept, upon reasonable notice from the Auditing Party solely to verify the accuracy of the reports given, payments due and costs shared under this Agreement. Such audit right may only be exercised once per calendar year by the Auditing Party and only once with respect to records covering any specific fiscal year.

(d)	The Auditing Party shall bear the full cost of such audit, unless it discloses an underpayment of royalties or overbooking of costs by the Audited Party of more than ******** of the amount of royalties, costs or FTE funding due or incurred over the audited period, in which case, the Audited Party shall bear the full cost of such audit. The Audited Party shall promptly remit to the Auditing Party the amount of any underpayment of royalties or the amount due because of any overbooking of costs or FTEs, and Novartis may credit against any subsequent royalties due to Licensor the amount of any overpayment of royalties.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	Ownership of Inventions.

(a)	All inventions arising from the Parties’ activities under this Agreement, including patent applications and patents covering such inventions (collectively, “Inventions”), made solely by employees or consultants of a Party shall be owned by such Party.

(b)	All Inventions made jointly by employees or consultants of both Parties (“Joint Inventions”) shall be owned jointly by the Parties in equal shares.

(c)	Determination of inventorship shall be made in accordance with US patent laws.

(d)	Licensor’s rights in any Inventions made under this Agreement and its interest in any Joint Inventions shall be included in the Licensor Technology for purposes of this Agreement, including Section 2.1.

(e)	In the event of any disagreement between the Parties regarding the inventorship or ownership of any Invention, the Parties shall refer such dispute to a neutral Third Party patent attorney or other appropriately qualified person who is neither a current or former employee or director of, nor a current or former consultant or outside counsel to, either Party and who is mutually agreed upon by the Parties.

10.2	Patent Prosecution.

(a)	The Licensor Patent Rights in existence as of the Execution Date are listed in Schedule B hereto. The Parties shall update such Schedule as appropriate (and at least once per Calendar Quarter) to add to Schedule B each Patent filed after the Execution Date that is owned or Controlled by Licensor or its Affiliates which would constitute a Licensor Patent hereunder.

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(b)	Licensor, at its expense, will be responsible for filing, prosecuting and maintaining the Licensor Patent Rights, with Novartis having the right to review and comment on drafts of substantive patent submissions with respect thereto. Licensor will keep Novartis regularly and fully informed of the status of such Licensor Patent Rights and provide copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith.

(c)	Licensor shall give timely notice to Novartis of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Licensor Patent Right on a country-by-country basis and, in such case, shall permit Novartis, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Licensor Patent Right. Licensor will provide such notice at least ******** days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right. If Novartis assumes responsibility for any Licensor Patent Right pursuant to this Section, then Novartis shall have the right to offset the amount of all costs incurred by Novartis in connection with filing, prosecuting and maintaining such Licensor Patent Right, if not previously reimbursed, in whole or in part, against any Milestone Payments or royalties due to Licensor hereunder.

(d)	Novartis, at its expense, will be solely responsible for filing, prosecuting and maintaining any Patent Rights owned solely by Novartis at its own expense.

(e)	Novartis, at its expense, will be responsible for filing, prosecuting and maintaining the Joint Patents, with Licensor having the right to review and comment on drafts of substantive patent submissions with respect thereto. Novartis will keep Licensor regularly and fully informed of the status of such Joint Patents and provide copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. Licensor will assist Novartis in connection with the prosecution and maintenance of such Joint Patents, including by providing access to relevant persons and executing all required documentation.

(f)	Novartis shall give timely notice to Licensor of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Joint Patent on a country-by-country basis and, in such case, shall permit Licensor, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patent. Novartis will provide such notice at least ******** days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right.

(g)	The Parties agree that Joint Patents shall be exclusively licensed to Novartis in accordance with the terms of this Agreement.

10.3	Patent Infringement.

(a)	Each Party will promptly notify the other of any infringement by a Third Party of any Licensor Patent Rights or Joint Patents of which it becomes aware, including

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any “patent certification” filed by a Third Party FDA application which references the foregoing (collectively “Third Party Infringement”), provided that in the event of a “patent certification,” such notice shall be given within ******** days.

(b)	Prior to the exercise by Novartis of its Development Rights, the Parties shall mutually agree on a case-by-case basis which Party (the “Selected Party”) will have the first right to take any action in connection with a Third Party Infringement, and the other Party (the “Other Party”) shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the Selected Party fails to bring an action or proceeding with respect to, or to terminate, infringement of any such Licensor Patent Right or Joint Patent (i) within ******** days following the notice of alleged infringement or (ii) prior to ******** days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions or for the prevention of the loss of a material right, whichever comes first, the Other Party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the Selected Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however that if the Selected Party notifies the Other Party in writing prior to ten (10) days before such time limit for the filing of any such action that the Selected Party intends to file such action before the time limit, then the Selected Party shall be obligated to file such action before the time limit, and the Other Party will not have the right to bring and control such action.

(c)	After the exercise by Novartis of its Development Rights, Novartis will have the first right to take any action in connection with a Third Party Infringement as it reasonably determines appropriate (including the right to take control of any ongoing action or proceeding at the time of such exercise which is being controlled by Licensor), and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Novartis fails to bring an action or proceeding with respect to, or to terminate, infringement of any such Licensor Patent Right or Joint Patent (i) within ******** days following the notice of alleged infringement or (ii) prior to ******** days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Licensor shall have the right, upon written approval of Novartis (such approval not to be unreasonably withheld), to bring and control any such action at its own expense and by counsel of its own choice, and Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies Licensor in writing prior to ten (10) days before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis shall be obligated to file such action before the time limit, and Licensor will not have the right to bring and control such action.

(d)	At the request and expense of the Party controlling a Third Party Infringement action, the other Party shall provide reasonable assistance in connection therewith, including by executing any required documents and joining as a party to the action if required.

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(e)	Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied against payment of each Party’s costs and expenses in connection therewith. In the event that Novartis brought such action, any remainder shall be retained by (or if received by Licensor, paid to) Novartis; provided, however, that if any such remainder is pursuant to a Licensor Patent covering a Product on which Licensor is entitled to a royalty hereunder, then Licensor’s written designee shall be entitled to a royalty on such remainder at the applicable rate set forth in Section 8.3 as if the amount of such remainder were Net Sales. In the event that Licensor brought such action, ********.

10.4	Defense of Actions.

(a)	In the event that a declaratory judgment or similar action alleging the invalidity or non-infringement of any of the Licensor Patent Rights or Joint Patents is initiated by any Third Party, each Party will promptly notify the other. Prior to the exercise by Novartis of its Development Rights, the Parties shall mutually agree on a case-by-case basis which Party will have the right to defend and control such action. After the exercise by Novartis of its Development Rights, Novartis shall have the right to defend and control such action. In the event that Novartis is defending and controlling any such action, then, at Novartis’ request and expense, Licensor shall provide reasonable assistance to Novartis in connection therewith, including by executing any required documents and joining as a party to the action if required. The Party defending and controlling any such action shall give the other Party timely notice of any proposed settlement of any such proceeding relating to a Licensor Patent Right or Joint Patent and shall not enter into such settlement admitting the invalidity of, or otherwise impairing Licensor’s or, if Novartis is such other Party, Novartis’ rights in, such Patent Rights without the prior written consent of such other Party.

10.5	Trademarks.

(a)	Prior to the exercise by Novartis of its Development Rights, Licensor shall have the right, pursuant to the license granted to Licensor pursuant to Section 2.3(b), to brand the Product using the Licensor Trademarks.

(b)	After the exercise by Novartis of its Development Rights, Novartis shall have the right to brand the Product using Novartis related trademarks and trade names and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”). Novartis shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary. In addition, Novartis shall have the right to brand the Product using the Licensor Trademarks. In the event that CTI exercises the Co-Detailing Option, Novartis shall use, solely in the United States and during the Co-Detailing Period, in

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

connection with all packaging, literature, labels and other printed matters, to the extent permitted by law, the statement with a reasonable degree of prominence that the Product is licensed from CTI together with the CTI name or logo; provided, however, that Novartis’ obligation under this sentence shall not apply to any primary packaging of the Product (i.e., packaging that is in direct contact with the Product itself, including but not limited to vials, blister packs, tablets and capsules, other than pill bottles).

10.6	Drug Price Competition and Patent Term Restoration Act.

(a)	The Parties agree to cooperate in an effort to avoid loss of any Patent Rights which may otherwise be available to the Parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the US, including by executing any documents as may be reasonably required. In particular, the Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region where applicable to the Licensor Patent Rights or Joint Patents. Licensor shall provide all reasonable assistance to Novartis, including permitting Novartis to proceed with applications for such in the name of Licensor, if so required.

(b)	The Parties shall cooperate in determining, if applicable, which of Licensor Patent Rights the Parties will attempt to extend, which determination shall be made by the JSC.

(c)	Each Party shall provide reasonable assistance to the other, including by executing any required documents and providing any relevant patent information to the other so that the NDA or MAA applicant, as applicable, may inform the FDA or other Regulatory Authority.

11.	NON-COMPETITION

11.1	Non-Competition. During the Non-Compete Period, neither Party shall, anywhere in the Territory, market, promote, advertise, sell or offer to sell (or license or collaborate with a Third Party pursuant to a Third Party Collaboration to do any of the foregoing) a Competing Product. Notwithstanding any other provision hereof, this Section 11.1 shall not apply to (i) activities conducted by either Party or its Affiliates pursuant to and in accordance with this Agreement or (ii) the conduct of Third Parties that are parties to standard distribution agreements of Novartis or its Affiliates with Third Parties in countries where Novartis does not have a commercial entity established.

11.2	Acquired Competing Products.

(a)	If a Party (the “Subject Party”) is acquired by, acquires or merges with or into a Third Party and the entity which the Subject Party acquires or is acquired by or with which it merges is directly or indirectly marketing, promoting, advertising, selling or offering to sell (or collaborating with a Third Party pursuant to a Third Party Collaboration to do any of the foregoing) a Competing Product, then the Subject Party shall use reasonable commercial efforts to divest or exclusively out-license its rights to such Competing Product to a Third Party as soon as is practicable. In the event the Subject Party is unable to divest or exclusively out-license such Competing Product to a Third Party within ******** of the consummation of such acquisition or merger, such Party shall not directly or indirectly conduct any further marketing, promoting, advertising, selling or offering to sell activities (or collaborate with a Third Party pursuant to a Third Party Collaboration to do any of the foregoing) with respect to such Competing Product until the Non-Compete Period has expired. Notwithstanding the foregoing, the Subject Party shall be permitted to complete clinical trials and other studies which were on-going at the time such Competing Product was acquired.

(b)	Notwithstanding the foregoing paragraph (a), if Novartis is the Subject Party, it shall have the right, exercisable within ******** of the consummation of such acquisition or merger, to elect to retain rights to the Competing Product, in which case, (i) it shall pay royalties on Net Sales of the Competing Product as if it were a Product hereunder during the Non-Compete Period or (ii) if the Competing Product is being sold by a Third Party pursuant to a Third Party Collaboration, it shall pay royalties on payments received by it in respect of sales of or profits earned on the Competing Product.

11.3	Affiliates. For purposes of this Section 11, any act or activity undertaken, or failure to act, by an Affiliate of a Party, which, if committed by such Party would constitute a breach of this Section 11, shall constitute a breach by such Party.

11.4	Generic Products. Notwithstanding the foregoing, none of the provisions of this Section 11 shall apply to any generic pharmaceutical product Controlled by Novartis or its Affiliates ********.

12.	CONFIDENTIALITY

12.1	Duty of Confidence.

(a)	Subject to the other provisions of this Section 12, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Section 12, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Section 12, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)	With respect to Licensor’s obligations under this Section 12, all Licensor Know-How shall be considered Confidential Information of Novartis and Licensor shall maintain in confidence and otherwise safeguard such Licensor Know-How as such in accordance with this Section 12.

12.2	Exceptions. The obligations under this Section shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or its Affiliate;

(c)	is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)	is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

12.3	Authorized Disclosures.

(a)	In addition to disclosures allowed under Section 12.1, Novartis may disclose Confidential Information belonging to Licensor or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products Novartis has a license or right to Develop hereunder; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations; or (v) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder.

(b)	In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (ii) limits the disclosure to the required purpose, and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

13.	TERM AND TERMINATION

13.1	Term. The term of this Agreement will commence upon the Effective Date and shall continue on a Product-by-Product and country-by-country basis until the expiration of the last-to-expire Royalty Term with respect to such Product in such country, unless earlier terminated as provided in this Agreement.

13.2	Termination upon Expiration of the Development Rights Exercise Period. In the event that Novartis does not exercise its Development Rights during the Development Rights Exercise Period, this Agreement shall automatically terminate upon expiration or termination of the Development Rights Exercise Period.

13.3	Termination by Either Party for Cause.

(a)	If either Novartis or Licensor is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within ninety (90) days after such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured, but cannot be cured within such ninety (90) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach. Any termination by any Party under this Section shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

(b)	Either Licensor or Novartis may terminate this Agreement without notice upon the Bankruptcy of the other Party.

13.4	Termination by Novartis Without Cause. Novartis may terminate this Agreement without cause at any time after the Effective Date (i) in its entirety on thirty (30) days written notice prior to the exercise by Novartis of its Development Rights or (ii) on a Product-by-Product or country-by-country basis on one hundred eighty (180) days written notice after the exercise by Novartis of its Development Rights.

13.5	Change of Control. In the event of a Change of Control of CTI which involves a Major Pharmaceutical Company, Novartis may, by written notice to Licensor (or the successor entity) within ******** days after the Change of Control is consummated (or, if the Change of Control occurs prior to Novartis’ exercise of its Development Rights, within ******** days after the Novartis Development Commencement Date), terminate ********

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

13.6	Rights in Bankruptcy.

(a)	All licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against any Licensor under the Code, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless such Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of such Licensor upon written request therefor by Novartis.

(b)	All rights, powers and remedies of Novartis provided for in this Section 13.6 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code). In the event of the Bankruptcy of Licensor, Novartis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code). The Parties agree that they intend the following Novartis rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of the Code: (i) the right of access to any intellectual property (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement which is necessary for the Development, registration, manufacture and/or Commercialization of Products in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work, and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Licensor under this Agreement.

14.	EFFECT OF TERMINATION

14.1	Termination by Novartis for Cause. Upon termination of this Agreement by Novartis pursuant to Section 13.3 after the Novartis Development Commencement Date:

(a)	any licenses granted by Novartis to Licensor will terminate and revert to Novartis;

(b)	any licenses and other rights granted by Licensor to Novartis will remain in effect in accordance with their respective terms (including, without limitation, Sections 8 and 9); provided that Novartis shall have the right to offset the full amount of any damages it has suffered as a result of Licensor’s breach against any Milestone Payments and/or royalties which would otherwise be payable in accordance with Section 8;

(c)	Novartis shall have the right in its discretion to assume responsibility for the prosecution and/or maintenance of all Licensor Patents, the provisions of Section 10.2(e) shall apply thereto with respect to all countries (and not only with respect to countries which were Novartis’ responsibility pursuant to said Section prior to the termination of this Agreement) in the Territory and Licensor shall cooperate in transferring to Novartis such prosecution and/or maintenance rights assumed by Novartis;

(d)	the provisions of Section 11 shall survive with respect to Licensor in accordance with its terms;

(e)	the provisions of Section 2.4 shall survive in accordance with its terms; provided that, notwithstanding anything herein to the contrary, the terms of the Pixantrone License shall be those set forth in Schedule G-2; and

(f)	except as set forth in this Section 14.1 and in Section 14.6, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

14.2	Termination by Licensor for Cause or by Novartis Without Cause. Upon termination of this Agreement by Licensor pursuant to Section 13.3, or by Novartis pursuant to Section 13.4:

(a)	any licenses and other rights granted by either Party to the other will terminate and revert to the granting Party;

(b)	Novartis shall provide CTI with copies of its patent files for any Licensor Patents being prosecuted or maintained by it under Section 10.2 and shall cooperate in transferring prosecution rights to CTI;

(c)	if such termination occurs after the Novartis Development Commencement Date, CTI shall have a worldwide, exclusive license (with the right to sublicense with the prior written consent of Novartis, which consent shall not be unreasonably withheld) under the Novartis Patent Rights that have been used by Novartis to make, use, sell or import the Product, and Joint Patents, to make, have made, use, sell, have sold, offer for sale and import the Product for commercially reasonable royalty to be negotiated in good faith by the Parties; provided that in the event the Parties are unable to agree upon such royalty within ninety (90) days following such termination of this Agreement, such matter shall be resolved in accordance with the Third Party Expert Procedures;

(d)	at CTI’s request, Novartis, without consideration, shall assign the Licensor Trademarks to Licensor or its designated Affiliate;

(e)	in the event Novartis terminates this Agreement pursuant to Section 13.4, Section 2.4 shall survive in accordance with its terms; and

(f)	except as set forth in this Section 14.2 and in Sections 14.5 and 14.6, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

14.3	Termination upon Expiration of Development Rights Exercise Period. Upon termination of this Agreement pursuant to Section 13.2, all rights and obligations of the Parties under this Agreement (except Section 2.4, which shall survive in accordance with its terms, and as otherwise provided in Sections 14.5 and 14.6) shall terminate without further liability or obligation of any Party to the other Party hereunder.

14.4	[Intentionally Omitted].

14.5	Regulatory Filings and Licensor Trademarks. In the event that this Agreement automatically terminates pursuant to Section 13.2, or this Agreement is terminated by Novartis or Licensor for any reason other than termination by Novartis pursuant to Section 13.3, Novartis shall transfer and assign to CTI the Licensor Trademarks and the Regulatory Filings which had been previously transferred and assigned to Novartis by Licensor and which are relevant to the jurisdictions in the Territory in which this Agreement has been terminated.

14.6	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 9, 10.1, 10.2(e) and (f), 13.6, 14 (including the additional Sections that survive in accordance with the express terms of Section 14), 16, 17.2 and 18 shall survive expiration or termination of this Agreement. The provisions of Section 12 (Confidentiality) shall survive the termination or expiration of this Agreement for a period of ******** years.

14.7	Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

15.	REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Execution Date that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)	it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

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The omitted portion has been filed separately with the Commission.

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by Bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);

(d)	other than compliance with the HSR Act, all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(e)	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law; and

(f)	********

15.2	Representations and Warranties by Licensor. Licensor represents and warrants to Novartis as of the Execution Date that:

(a)	Schedule B sets forth a complete and accurate list of all Licensor Patent Rights in existence as of the Execution Date;

(b)	Licensor is the sole and exclusive owner or exclusive licensee of all of the Licensor Patent Rights and Licensor Trademarks free from Encumbrances and is listed in the records of the appropriate United States and/or foreign governmental agencies as the sole and exclusive owner of record or exclusive licensee for each registration, grant and application included in the Licensor Patent Rights or Licensor Trademarks, as the case may be;

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

(c)	Licensor has the right to grant to Novartis the licenses under the Licensor Technology that it purports to grant hereunder and to assign the Licensor Trademarks and Regulatory Filings to Novartis hereunder;

(d)	Licensor has the right to use and disclose and to enable Novartis to use and disclose (in each case under appropriate conditions of confidentiality) the Licensor Know-How free from Encumbrances (other than Encumbrances imposed by this Agreement);

(e)	to the knowledge of Licensor, the issued patents in the Licensor Patent Rights are valid and enforceable without any claims, challenges, oppositions, interference or other proceedings pending or threatened and Licensor has filed and prosecuted patent applications within the Licensor Patent Rights in good faith and complied with all duties of disclosure with respect thereto. In addition, to Licensor’s knowledge, Licensor has not committed any act, or omitted to commit any act, that may cause the Licensor Patent Rights to expire prematurely or be declared invalid or unenforceable;

(f)	except to the extent not yet due, all necessary and material application, registration, maintenance and renewal fees in respect of the Licensor Patent Rights and Licensor Trademarks in existence as of the Execution Date have been paid and, except to the extent not yet due, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Licensor Patent Rights and Licensor Trademarks;

(g)	except for the agreements listed on Schedule J, Licensor has not granted to any Third Party or other Person, including any academic organization or agency, any rights to the Compound or Product;

(h)	to the best of Licensor’s knowledge, the Development, registration, manufacture, use or Commercialization of the Compound and/or Product do not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Licensor received any written notice alleging such infringement;

(i)	Licensor has not initiated or been a party to any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensor Technology, nor have any such proceedings been threatened by Licensor in writing, nor does Licensor know of any valid basis for any such proceedings;

(j)	Licensor has exercised commercially reasonable efforts to obtain from all individuals who participated in any respect in the invention or authorship of any Licensor Technology or Licensor Trademarks effective assignments of all ownership rights of such individuals in such Licensor Technology, either pursuant to written agreement or by operation of law;

(k)	no officer or employee of Licensor is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any Licensor Technology relating to the Compound and/or Product to any Third Party;

(l)	Licensor has taken all reasonable precautions to preserve the confidentiality of the Licensor Know-How;

(m)	Licensor has not entered into a government funding relationship that would result in rights to any Compound or Product residing in the US Government, National Institutes of Health or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96-517 (35 U.S.C. 200-204), as amended, or any similar obligations under the laws of any other country;

(n)	other than the Existing Third Party License Agreements, there are no agreements or arrangements to which Licensor or any of its Affiliates is a party relating to the Product, Compound, Licensor Patent Rights, Licensor Know-How and/or Licensor Trademarks that would limit the rights granted to Novartis under this Agreement with respect to the Products, Compound, Licensor Patent Rights, Licensor Know-How and/or Licensor Trademarks or that restrict or will result in a restriction on Novartis’ or its Affiliates’ ability to Develop, manufacture, register, use or Commercialize the Compound and/or the Product in the Territory;

(o)	(i) the License Agreement dated as of October 3, 2001 between CTI and CTI Technologies, Inc. has been terminated and is no longer in force or effect and (ii) Licensor has delivered to Novartis a copy of the executed written termination;

(p)	CTI owns one hundred percent (100%) of the capital stock of CTI Europe, free of all Encumbrances; and

(q)	no representation or warranty by Licensor in this Agreement, and no information contained herein or otherwise delivered by or on behalf of Licensor or its Affiliates to Novartis in connection with the transactions contemplated in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

15.3	Representations and Warranties by Licensor Regarding Pixantrone. Licensor hereby makes all of the representations and warranties set forth in paragraphs (b) - (o) of Section 15.2, provided that, for purposes of such representations and warranties, the term “Pixantrone” is deemed substituted for the terms “Compound” and “Product” in such paragraphs and in the definitions of Licensor Patents, Licensor Know-How and other defined terms as used therein. In addition, Licensor represents and warrants that Schedule K sets forth a complete and accurate list of all Licensor Patent Rights in existence as of the Execution Date, giving effect to the proviso in the previous sentence. Schedule K shall be updated from time to time to reflect the change in status of the patent filings and include any additional patent filings relevant to Pixantrone.

15.4	Covenants of Licensor.

(a)	Licensor covenants and agrees that it will not grant any interest in the Licensor Patents or Licensor Know-How which is inconsistent with the terms and conditions of this Agreement, nor shall Licensor assign its right, title or interest in or to the Licensor Patents or Licensor Know-How to any Third Party or cause or permit any of the Licensor Technology to be subject to any Encumbrances other than this Agreement.

(b)	Licensor covenants and agrees that if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Licensor who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 15.1(f), it will provide written notice of this to Novartis within two (2) business days of its becoming aware of this fact.

(c)	CTI covenants and agrees that it will not Transfer any capital stock of CTIT or CTI Europe without the prior written consent of Novartis.

(d)	Licensor covenants and agrees that it shall maintain insurance with respect to its activities and obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same.

15.5	Existing Third Party License Agreements.

(a)	Licensor represents and warrants to Novartis as of the Execution Date as follows:

(i)	Licensor has provided Novartis with a complete, current and accurate copy of each of the Existing Third Party License Agreements, including all amendments of each, as such agreements exist on the date hereof;

(ii)	except as expressly provided in the Existing Third Party License Agreements, neither Licensor nor its Affiliates has any commitments or agreements with any Third Party which would materially, individually or in the aggregate, interfere with or preclude the fulfillment of its obligations or the exercise by Novartis of its rights under this Agreement;

(iii)	Licensor has carried out all requirements under each of the Existing Third Party License Agreements that are necessary to enable it to validly grant sublicenses and other rights to Novartis pursuant to the terms of this Agreement, and to validly supply and distribute the Compound and Product pursuant to the terms of the Manufacturing and Supply Agreement, and there are no other requirements under the Existing Third Party License Agreements necessary to enable Licensor to validly grant sublicenses or to supply and distribute the Compound and Product;

(iv)	except for the April 30 Licensors and PG-TXL (whose rights are described in the respective Existing Third Party License Agreement to which such entity is a party), no Third Party has any right, title or interest in or to the Compound or Product in the Territory;

(v)	(A) Licensor has complied at all times with its obligations under the PG-TXL License Agreement and, to Licensor’s knowledge, PG-TXL has complied at all times with its obligations under the April 30 License Agreement and (B) Licensor is not in default, and there are no circumstances existing on the date hereof which, with notice or the passage of time or both, could reasonably be expected to result in a default under any of the Existing Third Party License Agreements;

(vi)	to Licensor’s knowledge, no other party to any of the Existing Third Party License Agreements is in default or breach of such agreement;

(vii)	the Existing Third Party License Agreements are in full force and effect and are legal, valid and binding agreements, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(viii)	the letter dated July 26, 1999 from John Mendelsohn, M.D., on behalf of The University of Texas System MD Anderson Cancer Center, to the April 30 Licensors constitutes the “letter to be dated on or about November 16, 1998, from John Mendelsohn, M.D. to the April 30 Licensors” described in the definition of “MD Anderson Release” in the PG-TXL License Agreement;

(ix)	there are no agreements, arrangements or understandings between PG-TXL and PG-TXL Company, L.L.C. that would restrict or limit Novartis’ rights hereunder or impose any obligations (monetary or otherwise) on Novartis or its Affiliates in respect of the Compound or the Product; and

(x)	no Inventions (as defined in the Chugai Agreement) have been conceived or reduced to practice in connection with or as a result of activities by Chugai Pharmaceutical Co. Ltd. or its affiliates under the Chugai Agreement.

(b)	Licensor covenants and agrees as follows:

(i)	with respect to each of the Existing Third Party License Agreements, CTI will not take any action or fail to take action that (A) constitutes a breach or default thereunder or gives rise to any right of termination, cancellation or acceleration thereof, (B) affects the continuation, validity and effectiveness or terms thereof or (C) affects in any way Novartis’ rights under this Agreement, the Manufacturing and Supply Agreement or any other agreement between the Parties or their respective Affiliates entered into in connection herewith;

(ii)	absent the prior written consent of Novartis, which may be given or withheld in its sole discretion, CTI will not (A) amend, alter or modify the terms of any Existing Third Party License Agreement, (B) grant or withhold any consent or approval or waive any rights under any Existing

Third Party License Agreement or (C) take any action to terminate any Existing Third Party License Agreement;

(iii)	on the Effective Date, CTI shall deliver to PG-TXL, in accordance with the notice delivery procedures set forth in Section 15.06 of the PG-TXL License Agreement, a written notice in a form satisfactory to Novartis, which notice shall inform PG-TXL of this Agreement and the assignments set forth in this Section 15.5 of rights under the PG-TXL License Agreement and shall modify the notices provision to require that PG-TXL send Novartis copies of any notices given pursuant to Section 15.06 of the PG-TXL License Agreement;

(iv)	CTI shall promptly deliver to Novartis copies of any and all notices given by or with respect to any party pursuant to any of the Existing Third Party License Agreements, including without limitation any notice of a bankruptcy filing;

(v)	CTI shall provide prompt written notice to Novartis of any breach of any of the Existing Third Party License Agreements by CTI or any other party thereto;

(vi)	Novartis, on behalf of CTI may make payments owed by CTI to any other party to any of the Existing Third Party License Agreements under such Existing Third Party License Agreement directly to such party;

(vii)	CTI will permit Novartis to cure any monetary or non-monetary default or breach by CTI of any Existing Third Party License Agreements and, subject to clause (xii) below, to the extent CTI fails to take any actions necessary to cure any such default or breach of the PG-TXL License Agreement, CTI hereby assigns to Novartis all applicable rights under the PG-TXL License Agreement permitting CTI to take such actions;

(viii)	in the event of the bankruptcy or similar proceeding of any other party to an Existing Third Party License Agreement, (A) CTI shall promptly and diligently exercise all rights and remedies under the Code and/or other applicable law, including Section 365(n) of the Code, to preserve its license and other rights under such Existing Third Party License Agreement and (B) if CTI does not provide adequate assurance of performance in such Bankruptcy proceeding, Novartis shall have the right to provide adequate assurance of performance in such proceeding;

(ix)	CTI hereby assigns to Novartis all of its rights under Sections 14.01(b), (c) and (d) and 14.02 of the PG-TXL License Agreement;

(x)	Novartis shall have the right to offset the full amount of any payments made and costs or expenses incurred by Novartis or its Affiliates in exercising any of its rights under clauses (vi), (vii), (viii) and/or (ix) above and/or Section 14.01(c) of the PG-TXL License Agreement (which is assigned to Novartis pursuant to clause (ix) above), in whole or in part, against any Milestone Payments, royalties, reimbursements or other amounts due to CTI hereunder;

(xi)	subject to clause (xii) below, CTI hereby designates and appoints Novartis its true and lawful attorney, with full power of substitution, in its name, place, and stead to take any and all actions and execute and deliver any and all documents, instruments or agreements that are necessary or appropriate for Novartis to exercise its rights under this Section 15.5(b). This power of attorney shall be coupled with an interest and shall expire upon the termination of this Agreement pursuant to Section 13; and

(xii)	anything herein to the contrary notwithstanding, (A) CTI shall remain liable under the Existing Third Party License Agreements, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (B) the exercise by Novartis of any of the rights hereunder shall not release CTI from any of its duties or obligations under the Existing Third Party License Agreements and (C) Novartis shall not have any obligation or liability under the Existing Third Party License Agreements by reason of this Agreement, nor shall Novartis be obligated to perform any of the obligations or duties of CTI thereunder or to take any action to collect or enforce any of the Existing Third Party License Agreements.

16.	INDEMNIFICATION; LIABILITY

16.1	Indemnification by Licensor. Licensor shall indemnify and hold Novartis and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, harmless from and against any Claims against Novartis or any of the foregoing persons arising or resulting from:

(a)	Licensor’s actions in connection with the Development and manufacture of the Compound and/or Product under this Agreement or the Manufacturing and Supply Agreement;

(b)	the negligence or willful misconduct of Licensor; or

(c)	the breach of any of the covenants, warranties and representations made by Licensor to Novartis under this Agreement.

Licensor shall only be obliged to so indemnify and hold Novartis harmless to the extent that such Claims do not arise from the breach, negligence or willful misconduct of Novartis.

16.2	Indemnification by Novartis. Novartis shall indemnify and hold Licensor and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, harmless from and against any Claims against Licensor or any of the foregoing persons arising or resulting from:

(a)	Novartis’, its Affiliates’ and its sublicensees’ actions in connection with the Development or Commercialization of the Compound and/or Product under this Agreement;

(b)	the negligence or willful misconduct of Novartis; or

(c)	the breach of any of the covenants, warranties and representations made by Novartis to Licensor under this Agreement.

Novartis shall only be obliged to so indemnify and hold Licensor harmless to the extent that such Claims do not arise from the breach, negligence or willful misconduct of Licensor.

16.3	Indemnification Procedure.

(a)	A Party hereto or any of its Affiliates seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any claim or allegation by a Third Party (“Third Party Claim”) in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

(b)	Subject to the provisions of sub-Sections (d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the notice from the Indemnified Party of any Third Party Claim to assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of sub-Section (c) below shall govern.

(c)	The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense and handling of any Third Party Claim in good faith after having assumed such, then the provisions of sub-Section (e) below shall govern.

(d)	If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the notice from the Indemnified Party of any Third Party Claim, of the Indemnifying Party’s election to assume the defense and handling of such Third Party Claim, the provisions of sub-Section (e) below shall govern.

(e)	The Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense.

16.4	Mitigation of Loss. Each Indemnified Party will take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims under this Section. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

16.5	Special, Indirect and Other Losses. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM.

16.6	No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

17.	PUBLICATIONS AND PUBLICITY

17.1	Publications.

(a)	Any proposed written public disclosures or written publications of Licensor relating to a Product shall require the written consent of Novartis prior to their release; provided, that the foregoing shall not apply to information which is not of a scientific or technical nature and which is in the public domain or, subject to the provisions of Section 17.2(b), any public disclosures required by law or governmental regulation or by the rules of any recognized stock exchange or quotation system. Prior to the Novartis Development Commencement Date, Novartis shall make no such public disclosures or written publications without Licensor’s prior written consent.

(b)	Notwithstanding any other provisions of this Agreement, after the Novartis Development Commencement Date, Novartis and/or any of its Affiliates shall have the right to disclose, publish and have published the existence of, and the results from, any clinical trials conducted under this Agreement in accordance with its standard policies; provided, however, that Novartis shall, wherever practicable, provide Licensor a reasonable opportunity to review in advance any such disclosure or publication and will reasonably consider any Licensor comments thereon.

17.2	Publicity.

(a)	Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or quotation system and Novartis may issue press releases and other public statements as it deems appropriate in connection with the Development and Commercialization of Products under this Agreement.

(b)	In the event of a disclosure required by law, governmental regulation or the rules of any recognized stock exchange or quotation system, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by CTI and/or Novartis with the Securities and Exchange Commission or as otherwise required by law.

18.	GENERAL PROVISIONS

18.1	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (a) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party, provided that any such assignment shall cease to be effective at such time as any entity which was an Affiliate ceases to be an Affiliate; and (b) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business (in the case of Licensor, subject to Novartis’ rights under Section 13.5). The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void.

18.2	Extension to Affiliates. Each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

18.3	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

18.4	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, US, without giving effect to the conflicts of laws provision thereof.

18.5	Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.

18.6	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. Subject to Section 18.19, no waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. Subject to Section 18.19, no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

18.7	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Licensor and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

18.8	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

18.9	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Licensor:

c/o Cell Therapeutics, Inc.

501 Elliott Avenue West

Suite 400

Seattle, Washington 98119

Attention: Louis A. Bianco

Fax: (206) 272-4397

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA 94111

Attention: Michael J. Kennedy

Fax: (415) 984-8701

If to Novartis:

Novartis International Pharmaceutical Ltd.

“Hurst Holme”, 12 Trott Road

P.O. Box HM 2899

Hamilton, HM LX

Bermuda

Attn: Board of Directors

Fax: ********

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

with a copy to:

Novartis Pharma AG

Lichtstrasse 35

Post Office Box 4002

Basel, Switzerland

Attn: Legal Department

Fax: ********

and

Novartis Pharma AG

Lichtstrasse 35

Post Office Box 4002

Basel, Switzerland

Attn: Head, Business Development and Licensing

Fax: ********

18.10	Further Assurances. Novartis and Licensor hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

18.11	Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

18.12	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

18.13	Entire Agreement; Confidentiality Agreement.

(a)	This Agreement, together with its Schedules and the documents to be delivered in connection with this Agreement, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Schedule hereto, the substantive provisions of this Agreement shall prevail.

(b)	The Parties acknowledge and agree that, as of the Effective Date, all confidential information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement shall terminate and have no further force or effect as between the Parties or their Affiliates; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date.

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

18.14	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.15	HSR Filing. Each of Novartis and CTI agrees to prepare and make appropriate filings under the HSR Act relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the Execution Date (the “HSR Filing Date”). The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to the Federal Trade Commission (FTC), the Antitrust Division of the Department of Justice and any other agency or authority, any information reasonably requested by them in connection with such filings. Other than the provisions of this Section 18.15 and Sections 12, 17, 18.4, 18.6 and 18.9, the rights and obligations of the Parties under this Agreement shall not become effective until the waiting period provided by the HSR Act shall have terminated or expired without any action by any government agency or challenge to the transaction (the date of such termination or expiration shall be the “Effective Date” of this Agreement). Upon the occurrence of the Effective Date, all provisions of this Agreement shall become effective automatically without the need for further action by the Parties. In the event that antitrust clearance from the FTC and Antitrust Division of the Department of Justice is not obtained within ******** days after the Execution Date, or such other date as the Parties may mutually agree, this Agreement may be terminated by either Party. In the event a provision of this Agreement needs to be deleted or substantially revised in order to obtain regulatory clearance of this transaction, the Parties will negotiate in good faith in accordance with Section 18.3.

18.16	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

18.17	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

18.18	Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

18.19	Licensor Obligations; Delegation of Authority.

(a)	All representations, warranties, covenants and agreements of the Licensor hereunder shall be joint and several obligations of the various entities comprising the Licensor.

(b)	CTI Europe agrees that CTI shall have the exclusive right and authority to act for and on its behalf with respect to all matters which are the subject of this

The information marked by ******** has been omitted by a request for confidential treatment.

The omitted portion has been filed separately with the Commission.

Agreement and to exercise any and all powers, authority and discretion conferred upon Licensor, including, without limitation, (i) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given with respect thereto; (ii) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, any claims by or against Novartis or its Affiliates hereunder; (iii) making such changes, amendments or modifications to this Agreement and the Schedules attached hereto as CTI determines in its sole discretion; and (iv) otherwise representing its interests hereunder from and after the Execution Date. Novartis and its Affiliates shall be entitled to rely conclusively on the actions, notices, instructions and decisions of CTI as to any matter pertaining to this Agreement and no Party hereto shall have any cause of action against Novartis or any of its Affiliates for any action taken by them in reliance upon such actions, notices, instructions or decisions of CTI. All notices, instructions and other communications given by Novartis and its Affiliates to Licensor as to any matter pertaining to this Agreement may be given solely to CTI and all such notices, instructions and other communications shall be deemed to have been given to all Licensor entities.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		CELL THERAPEUTICS, INC.

By:	/s/ EMIL BOCK	By:	/s/ JAMES A. BIANCO

Name:	Emil Bock	Name:	James A. Bianco, M.D.

Title:	Member of the Board of Directors	Title:	President and Chief Executive Officer

By:	/s/ TONESAN AMISSAH	CELL THERAPEUTICS EUROPE S.r.l.

Name:	Tonesan Amissah	By:	/S/ JAMES A. BIANCO

Title:	Member of the Board of Directors	Name:	James A. Bianco, M.D.

		Title:	Chairman

[LICENSE AND CO-DEVELOPMENT AGREEMENT]